EXHIBIT 2.1





                  AGREEMENT AND PLAN OF MERGER


                          by and among


              AutoZone, Inc., a Nevada corporation,


         Chief Auto Parts Inc., a Delaware corporation,


                               and


            Orange Sub, Inc., a Delaware corporation




                    Dated as of: May 11, 1998


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                        TABLE OF CONTENTS

                                                             Page

ARTICLE I  DEFINITIONS                                          1

     1.1. DEFINED TERMS                                         1

ARTICLE II.THE MERGER                                          12

     2.1   THE MERGER                                          12
     2.2. EFFECT OF THE MERGER.                                12
     2.3. DISSENTING SHARES                                    13
     2.4. PAYING AGENT AND SURRENDER OF SHARES                 13
     2.5. STOCKHOLDERS TO HAVE NO FURTHER RIGHTS               14
     2.6. COMPANY STOCK OPTIONS AND COMPANY WARRANTS           14
     2.7. STOCKHOLDERS MEETING OR STOCKHOLDERS CONSENT         15
     2.8. CLOSING OF THE COMPANY'S TRANSFER BOOKS              15
     2.9. CHARTER DOCUMENTS; DIRECTORS; OFFICERS               16

ARTICLE III.  ESCROW AGREEMENT; NET WORTH ADJUSTMENT           16

     3.1. ESCROW AGREEMENT                                     16
     3.2. NET WORTH ADJUSTMENT                                 16

ARTICLE IV.CLOSING                                             17

     4.1. CLOSING                                              17
     4.2. DELIVERIES AT CLOSING                                17
     4.3. CLOSING COSTS                                        18

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY       18

     5.1. ORGANIZATION OF THE COMPANY                          18
     5.2. SUBSIDIARIES                                         18
     5.3. AUTHORIZATION                                        19
     5.4. ABSENCE OF CERTAIN CHANGES OR EVENTS                 19
     5.5. PERSONAL PROPERTY LEASES                             22
     5.6. FACILITIES:  OWNED AND LEASED                        22
     5.7. CONTRACTS AND COMMITMENTS                            23
     5.8. ABSENCE OF BREACHES AND DEFAULTS.                    25
     5.9. PERMITS, CONSENTS AND APPROVALS                      25
     5.10. NO CONFLICT OR VIOLATION                            25
     5.11. FINANCIAL STATEMENTS                                26
     5.12  LITIGATION                                          26
     5.13. LABOR MATTERS                                       26
     5.14. BOOKS AND RECORDS                                   27
     5.15. COMPLIANCE WITH LAW                                 27
     5.16. NO OTHER AGREEMENTS TO SELL ASSETS OR
              CAPITAL STOCK OF THE COMPANY                     27
     5.17. PROPRIETARY RIGHTS                                  27
     5.18. EMPLOYEE BENEFIT PLANS                              28
     5.19. TAX MATTERS                                         30
     5.20. PURCHASE COMMITMENTS AND OUTSTANDING BIDS           32
     5.21. PAYMENTS                                            32
     5.22. COMPLIANCE WITH ENVIRONMENTAL LAWS                  32
     5.23. BANKING RELATIONSHIPS                               34
     5.24. SEC DOCUMENTS; UNDISCLOSED LIABILITIES              34
     5.25. MATERIAL MISSTATEMENTS OR OMISSIONS                 34

ARTICLE VI.REPRESENTATIONS AND WARRANTIES OF THE PARENT AND
           THE PURCHASER                                       34

     6.1. ORGANIZATION                                         34
     6.2. AUTHORIZATION                                        34
     6.3. CONSENTS AND FILINGS                                 35
     6.4. NO CONFLICT OR VIOLATION                             35

ARTICLE VII.ADDITIONAL AGREEMENTS AND COVENANTS OF THE
COMPANY, THE PURCHASER AND THE PARENT                          35

     7.1. FURTHER ASSURANCES                                   35
     7.2. NO SOLICITATION                                      36
     7.3. NOTIFICATION OF CERTAIN MATTERS                      36
     7.4. ACCESS TO INFORMATION                                37
     7.5. CONDUCT OF BUSINESS                                  37
     7.6. BOOKS AND RECORDS; TAX MATTERS                       38
     7.7. FACILITY LEASES                                      39
     7.8. FIRST QUARTER 1998 FORM 10-Q                         39

ARTICLE VIII.CONDITIONS TO THE OBLIGATIONS OF THE COMPANY,
THE PARENT AND THE PURCHASER                                   40

     8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
          TRANSACTIONS                                         40
     8.2. CONDITIONS TO THE PARENT'S AND THE PURCHASER'S
          OBLIGATIONS TO EFFECT THE TRANSACTIONS               40
     8.3. CONDITIONS TO THE COMPANY'S OBLIGATIONS TO EFFECT
          THE TRANSACTIONS                                     41

ARTICLE IX.SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
           INDEMNIFICATIONS                                    42

     9.1. SURVIVAL OF REPRESENTATIONS, ETC.                    42
     9.2. INDEMNIFICATIONS                                     42

ARTICLE X. MISCELLANEOUS                                       44

     10.1. TERMINATION                                         44
     10.2. ASSIGNMENT                                          45
     10.3. NOTICES                                             46
     10.4. ENTIRE AGREEMENT; AMENDMENTS;
             EXTENSIONS AND WAIVERS                            46
     10.5. MULTIPLE COUNTERPARTS                               47
     10.6. INVALIDITY                                          47
     10.7. TITLES                                              47
     10.8. PUBLICITY                                           47
     10.9. CONFIDENTIAL INFORMATION                            47
     10.10. CUMULATIVE REMEDIES                                48
     10.11. GOVERNING LAW; JURISDICTION                        49

                  AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of this 11th day of May, 1998 (this "Agreement"), is by and among AutoZone, Inc., a Nevada corporation (the "Parent"), Chief Auto Parts Inc., a Delaware corporation (the "Company"), and Orange Sub, Inc., a Delaware corporation (the "Purchaser").


                            RECITALS

          A. The respective Boards of Directors of the Parent, the Purchaser and the Company have approved the acquisition of the Company pursuant to the terms of this Agreement.

          B. In furtherance of such acquisition, the respective Boards of Directors of the Parent, the Purchaser and the Company have approved the merger of the Purchaser with and into the Company
(the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law"), pursuant to which the Company will be the surviving corporation in the Merger.

          C. Pursuant to the Merger, each Share (as defined below) shall be converted into the right to receive the Initial Merger
Consideration (as defined below), subject to possible adjustment as provided in Article III hereof.

          D. The holders of a majority of the outstanding shares of common stock of the Company, $.01 par value ("Company Common
Stock"), have approved the Merger and have entered into a Stockholders Agreement dated as of the date hereof (the
"Stockholders Agreement") whereby such holders have agreed to vote all of the shares of Company Common Stock held by such holders in favor of the Merger and the terms and provisions of the Agreement (including without limitation Section 9.2 hereof) and have agreed to execute the Escrow Agreement (as defined below) on or prior to the Effective Date.


                            AGREEMENT

          NOW THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                           ARTICLE I.
                           DEFINITIONS
     1.1. Defined Terms

          . As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "1997 Indenture" shall mean the Indenture dated as of May 28, 1997 between the Company and First Trust National
Association, as trustee.

          "Accounting Firm"  shall have the meaning set forth in
     Section 3.2 hereof.

          "Action" shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or filed complaint.

          "Affiliate" shall have the meaning set forth in the Exchange Act.

          "Aggregate Escrow Amount" shall mean $6,000,000.

          "Agreement" shall mean this Agreement and Plan of Merger dated as of May 11, 1998 by and among the Parent, the Company and the Purchaser.

          "Assets" shall mean any right, title and interest of the Company in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal and constituting, or used or useful in connection with, or related to, the Company or in which the Company has any interest, including without limitation any right, title and interest of the Company in and to the following:

          (a) all accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses (including without limitation any prepaid insurance premiums) of the Company;

          (b)  all Contract Rights, to the extent transferable;

          (c)  all Leases;

          (d)  all Leasehold Estates, to the extent transferable;

          (e)  all Leasehold Improvements;

          (f)  all Fixtures and Equipment;

          (g)  all Inventory;

          (h)  all Books and Records;

          (i)  all Proprietary Rights;

          (j)  all Permits;

          (k)  all computers and software of the Company;

          (l)  all Insurance Policies;

          (m)  all Real Property;

          (n) all supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records of the Company;

          (o) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to the Company pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees are assignable;

          (p)  all deposits and prepaid expenses of the Company;

          (q) all claims, causes of action, choices in action, rights of recovery and rights of set-off of any kind of the Company, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by the Company on or prior to the Effective Date;

          (r)  all goodwill related to the Business; and

          (s)  cash.

          "Benefit Arrangement" means any material benefit arrangement that is not an Employee Benefit Plan, including (i) any employment or consulting agreement, (ii) any arrangement providing for insurance coverage or/workers' compensation benefits, (iii) any incentive bonus or deferred bonus arrangement, (iv) any arrangement providing termination allowance, severance, or similar benefits, (v) any equity compensation plan, (vi) any deferred compensation plan and (vii) any compensation policy and practice.

          "Books and Records" shall mean (a) all records and lists of the Company pertaining to the Assets, (b) all records and lists pertaining to the Business or customers, suppliers or Personnel, and (c) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by the Company.

          "Business" shall mean the Company's business of selling automotive parts, including new and remanufactured hard parts, accessories and maintenance items.

          "Certificate of Merger" shall mean that certain
Certificate of Merger dated as of the Effective Date relating to the Merger to be filed with the Secretary of State of the State of Delaware on the Effective Date.

          "Certificates" shall have the meaning set forth in
Section 2.4 hereof.

          "CERCLA" shall mean the Comprehensive Environmental
Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.).

          "Claim" shall have the meaning set forth in Section
9.2(c) hereof.

          "Claim Expiration Date" shall have the meaning set forth in the Escrow Agreement.

          "Claim Notice" shall have the meaning set forth in
Section 9.2(c) hereof.

          "Clause A Amount" shall have the meaning set forth in
Section 2.2(a) hereof.

          "Clause B Amount" shall have the meaning set forth in
Section 2.2(a) hereof.

          "Closing" shall mean the closing of the Transactions on and as of the Effective Date.

          "Closing Balance Sheet" shall mean the unaudited balance sheet of the Company as of the close of business on the Effective Date, prepared on a basis consistent with the Company's past practice in prior periods and in accordance with GAAP.

          "Closing Balance Sheet Amount" shall mean Total Assets, as set forth on the Closing Balance Sheet, less Total Liabilities, as set forth on the Closing Balance Sheet, excluding the impact (if any) on Total Assets or Total Liabilities from
(i) any exercise of any Company Stock Options and/or Company Warrants listed on Schedule 5.1(b) and the collection of any outstanding stockholder notes receivable listed on Schedule 5.1(c) (including any tax effect related thereto) and (ii) the difference between (x) the amount of the accrual associated with the Deferred Compensation Plan for deferred compensation to be paid to the employees set forth on Schedule 5.18(c) (which amount shall accrue at a rate of $98,000 per month) and (y) the amount that the Company pays or is obligated to pay under the Deferred Compensation Plan to such employees on the Effective Date (which amount shall not exceed $1.2 million in the aggregate).

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

          "Commission" shall mean the Securities and Exchange
Commission.

          "Company" shall mean Chief Auto Parts Inc., a Delaware corporation.

          "Company Common Stock" shall have the meaning set forth in Recital D.

          "Company SEC Documents" shall have the meaning set forth in Section 5.24 hereof.

          "Company Stock Options" shall mean the options to purchase Company Common Stock issued pursuant to the Company
Stock Option Plans.

          "Company Stock Option Plans" shall mean the Company's
1997 Employee Option Plan, as amended, and the Company's 1994
Executive Option Plan, as amended.

          "Company Warrants" shall mean the warrants for the purchase of Company Common Stock issued on June 27, 1994.

          "Confidential Information" shall have the meaning set forth in Section 10.9(b) hereof.

          "Constituent Corporations" shall have the meaning set forth in Section 2.1 hereof.

          "Contract" shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase, order, letter of credit, indenture, security or pledge agreement, franchise agreement, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which the Company is a party or is bound or to which any of the Assets are subject, whether oral or written, express or implied, but excluding all Leases.

          "Contract Rights" shall mean all of the rights and obligations under the Contracts of the Company.

          "Copyrights" shall mean registered copyrights, copyright applications and unregistered copyrights.

          "Court Order" shall mean any judgment, award, decision, consent decree, injunction, ruling, writ or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

          "Damages" shall have the meaning set forth in Section
9.2(a)(iii) hereof.

          "Default" shall mean (i) a breach of or default under any Contract or Lease, (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Lease, or
(iii) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Lease.

          "Deferred Compensation Plan" shall mean the Company's
1994 Executive Target Bonus Plan.

          "Delaware Law" shall have the meaning set forth in Recital B.

          "Dissenting Shares" shall mean Shares held by any Stockholder who becomes entitled to the payment of the fair value for his/her/its Shares under the Delaware Law if the Delaware Law provides for such payment in connection with the Merger.

          "Effective Date" shall have the meaning set forth in
Section 2.1 hereof.

          "Employee Benefit Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA.

          "Employee Plans" shall have the meaning set forth in
Section 5.18(a) hereof.

          "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "Environmental Condition" shall mean the existence of, or introduction into the environment of, any Hazardous Substance under any Facility or any asset currently or previously owned, leased or operated by the Company during the period the Company owned, operated or leased such Facility or asset, which constitutes a violation of Environmental Law as in effect on the date of this Agreement, regardless of when such event occurred, as a result of which the Company has or may become liable to any Person or has or may become responsible for any environmental remediation, or by reason of which any Facility or any asset currently owned, leased or operated by the Company has or may become subject to any Encumbrance under any Environmental Law.

          "Environmental Laws" shall mean all Regulations which regulate or relate to the protection, clean-up and restoration of the environment; the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property; and compensation for personal injury, property damage or damages to natural resources resulting from a release or threatened release of Hazardous Substances. Environmental Laws shall include RCRA, CERCLA, the Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Toxic Substances Control Act, Clean Air Act, Oil Pollution Act of 1990, and the Hazardous Materials Transportation Act, and all other analogous or related Regulations, each as amended.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

          "ERISA Affiliate" shall have the meaning set forth in
Section 5.18 hereof.

          "Escrow Agreement" shall mean that certain Escrow
Agreement dated as of the Effective Date by and among the Company, the Purchaser, the Parent, the Majority Holders, the
Stockholders Representatives and the Escrow Agent, substantially in the form of Exhibit A attached hereto.

          "Escrow Account" shall mean the account maintained by the Escrow Agent for the deposit of funds described in Section
2.3 pursuant to the terms of the Escrow Agreement.

          "Escrowed Funds" shall have the meaning ascribed to such term in the Escrow Agreement.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Facilities" shall mean all of the plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property and related facilities of the Company as identified or listed on Schedule 5.6(a) or Schedule 5.6(b).

          "Facility Leases" shall mean all of the leases of Facilities listed on Schedule 5.6(a).

          "Financial Statements" shall mean the Fiscal Year-End
Financial Statements and the Interim Financial Statements.

          "Fiscal Year-End Balance Sheet" shall mean each of the audited balance sheets of the Company dated December 28, 1997, December 29, 1996 and December 31, 1995, together with notes thereon, prepared in accordance with GAAP and previously delivered to the Purchaser and the Parent and attached hereto as
Schedule 1.1(a).

          "Fiscal Year-End Financial Statements" shall mean the Fiscal Year-End Balance Sheets and the audited statements of operations and income, changes in stockholders' equity and cash flow of the Company for each of the periods ended December 28, 1997, December 29, 1996 and December 31, 1995, prepared in accordance with GAAP and previously delivered to the Purchaser and attached hereto as Schedule 1.1(a).

          "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns, dies and other tangible personal property owned by the Company, wherever located and including any such Fixtures and Equipment in the possession of any supplier of the Company, including all warranty rights with respect thereto.

          "Fully Diluted Number" means the sum of (i) the number of Shares, (ii) the number of shares of Company Common Stock issuable upon the exercise of Outstanding Options and (iii) the number of shares of Company Common Stock issuable upon the exercise of Outstanding Warrants.

          "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

          "Hazardous Substance" shall mean any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound defined as a hazardous substance, material or waste for purposes of any Environmental Law, whether solid, liquid or gas.

          "Holder" means a Stockholder, a holder of record of Outstanding Options on the Effective Date or a holder of record of Outstanding Warrants on the Effective Date.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indemnity Basket" shall mean $1,000,000.

          "Initial Merger Consideration" shall mean (A) the sum of (i) $66,819,250 plus (ii) the aggregate exercise or strike price of all Outstanding Options and Outstanding Warrants plus
(iii) the aggregate cash proceeds received by the Company from the date of this Agreement to (but not including) the Effective Date upon the exercise of Company Stock Options and Company Warrants plus (iv) the aggregate cash proceeds received by the Company in respect of the principal or interest owing on the promissory note(s) payable to the Company by the Promissory Note Stockholders from the date of this Agreement to and including the Effective Date divided by (B) the Fully Diluted Number, rounded up to the nearest cent ($0.01).

          "Insurance Policies" shall mean the insurance policies related to the Company or the Assets as listed on Schedule
5.7(a)(xiii).

          "Interim Balance Sheet" shall mean the unaudited balance sheet of the Company dated the Interim Balance Sheet
Date, together with notes thereon, prepared in accordance with GAAP and previously delivered to the Purchaser and the Parent and attached hereto as Schedule 1.1(a).

          "Interim Balance Sheet Amount" shall mean Total Assets, as set forth on the Interim Balance Sheet, less Total
Liabilities, as set forth on the Interim Balance Sheet.

          "Interim Balance Sheet Date" shall mean March 29, 1998.

          "Interim Financial Statements" shall mean the Interim Balance Sheet and the unaudited statements of operations and income, changes in stockholders' equity and cash flow of the Company for the thirteen weeks ended on the Interim Balance Sheet Date, prepared in accordance with GAAP and previously delivered to the Purchaser and attached hereto as Schedule 1.1(a).

          "Inventory" shall mean (a) all of the inventories of the Company within the Facilities of the Company held for resale in the ordinary course of the Business to the customers of the Company, (b) all office supplies and similar materials of the Company located in the Facilities of the Company, and (c) all of the raw materials, work in process, spare parts, finished products, wrapping, supply and packaging items, employee uniforms and similar items of the Company, in the Facilities of the Company or wherever otherwise located.

          "knowledge" or any similar phrase herein with respect to the Company shall mean, as of the date of this Agreement, the actual knowledge of the persons listed on Schedule 1.1(b) after reasonable diligence and shall mean, after the date of this Agreement, the actual knowledge of the persons listed in Schedule 1.1(c) after reasonable diligence.

          "Landlord Consent" shall have the meaning set forth in
Section 7.7 hereof.

          "Leased Real Property" shall mean all property leased by the Company pursuant to the Facility Leases.

          "Leasehold Estates" shall mean all of the rights and obligations of the Company as lessee under the Leases listed on
Schedule 5.6(a).

          "Leasehold Improvements" shall mean all leasehold improvements situated in or on the Leased Real Property leased under the Leases.

          "Leases" shall mean all of the existing leases with respect to the personal or real property of the Company as listed on Schedules 5.5 and 5.6(a) and all other leases relating to the Assets that are not required to be scheduled pursuant to this Agreement.

          "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

          "Majority Holders" shall mean TCW Special Credits Fund V - The Principal Fund, a California limited partnership, TCW Special Credits Fund IV, a California limited partnership, TCW Special Credits Plus Fund, a California limited partnership, TCW Special Credits Trust IV, TCW Special Credits Trust IV-A, David
H. Eisenberg, Thomas A. Hough, Mary M. Mahon, William V. Pantuso, Larry L. Buresh, Harold S. Eastman and Redon Forest.

          "Material Adverse Effect" or "Material Adverse Change" shall mean any material adverse effect or change in the condition (financial or other), Liabilities or operations of the Company, the Business and/or the Assets or on the ability of the Company or the Stockholders to consummate the Transactions, or any event or condition which would, with the passage of time, constitute a "Material Adverse Effect" or "Material Adverse Change."

          "Material Contract" shall have the meaning set forth in
Section 5.7 hereof.

          "Merger" shall have the meaning set forth in Recital B.

          "Net Worth Adjustment" shall mean zero ("0"), if the Closing Balance Sheet Amount equals or exceeds the Interim Balance Sheet Amount, and otherwise shall mean the amount by which the Interim Balance Sheet Amount exceeds the Closing Balance Sheet Amount.

          "Net Worth Basket" shall mean $3,000,000.

          "Ordinary course of business" or "ordinary course" or any similar phrase shall mean the ordinary course of the Business and consistent with the past practice of the Company.

          "OSHA" shall mean the Federal Occupational Safety &
Health Act.

          "Outstanding Options" shall have the meaning set forth in Section 2.6(a) hereof.

          "Outstanding Warrants" shall have the meaning set forth in Section 2.6(b) hereof.

          "Owned Real Property" shall mean all real property owned in fee by the Company, including without limitation all rights, easements and privileges appertaining or relating thereto, all buildings, Fixtures and Equipment, and improvements located thereon and all Facilities thereon, if any.

          "Parent" shall mean AutoZone, Inc., a Nevada corporation.

          "Patents" shall mean all patents and patent applications and registered design and registered design applications.

          "Paying Agent" shall mean the bank or trust company designated by the Parent to serve as the agent of the Parent for providing cash in exchange for the Shares.

          "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary for the past, present or anticipated conduct of, or relating, to the operation of the Business.

          "Permitted Encumbrances" shall mean: (x) with respect to any personal property, minor liens or Encumbrances that in the aggregate are not substantial in amount relative to the value and use of such personal property, do not materially detract from the value of the personal property subject thereto or interfere with the present use and have not arisen other than in the ordinary course of business, and (y) with respect to any real property,
(i) materialmen's, mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings; (ii) liens for current taxes not yet due or any taxes being contested in good faith by appropriate proceedings; and (iii) any other Encumbrances and other matters affecting title to such real property, which do not
(A) breach any covenant, representation or warranty of the Company in this Agreement, (B) adversely affect the use or value of such real property, (C) render title to such real property unmarketable, (D) constitute an Encumbrance in the nature of a mortgage, deed of trust, UCC financing statement or other similar lien or (E) constitute a lease, sublease or other occupancy agreement that gives any third party any right to occupy or use all or any portion of such real property.

          "Personal Property Leases" shall mean all personal property leases listed on Schedule 5.5.

          "Personnel" shall have the meaning set forth in Section
5.4(b) hereof.

          "Pro Rata Portion" shall mean, with respect to any Holder in connection with the distribution of any Escrowed Funds,
(A) the sum of (i) the number of Shares owned of record by such Holder on the Effective Date, (ii) the number of shares of Company Common Stock issuable upon the exercise of Outstanding Options held of record by such Holder on the Effective Date and
(iii) the number of shares of Company Common Stock issuable upon the exercise of Outstanding Warrants held of record by such Holder on the Effective Date multiplied by (B) the amount of Escrowed Funds to be distributed divided by (C) the Fully Diluted Number, rounded up to the nearest whole cent ($0.01).

          "Promissory Note Stockholders" shall mean those stockholders of the Company listed on Schedule 5.1(c).

          "Proposed Acquisition Transaction" shall have the meaning set forth in Section 7.2(a) hereof.

          "Proprietary Rights" shall mean all of the Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights of the Company.

          "Purchaser" shall mean Orange Sub, Inc., a Delaware corporation.

          "Purchaser Common Stock" shall mean the Common Stock,
$.01 par value per share, of the Purchaser.

          "RCRA" shall mean the Resource Conservation & Recovery
Act (42 U.S.C.  6901 et seq.).

          "Refund Request" shall have the meaning set forth in
Section 2.4 hereof.

          "Regulations" shall mean any laws, statutes, ordinances, code, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

          "Release" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating within the environment or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

          "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

          "Seagoville Facility" shall mean the Company's distribution center located at 1515 Wade Drive, Seagoville, Texas.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Severance Plan" shall mean the Company's Severance
Plan in the Event of a Change of Control.

          "Shares" shall mean all of the shares of Company Common
Stock issued and outstanding immediately prior to the Effective
Date.

          "Shearson Tax Sharing Agreement" shall mean the Tax
Sharing Agreement made as of the 1st day of January, 1988 by and between Shearson Lehman Brothers Holdings, Inc., a Delaware corporation, and the Company.

          "Stockholders" shall mean the record holders of Shares on the Effective Date.

          "Stockholders Agreement" shall have the meaning set forth in Recital D.

          "Stockholders Consent" shall have the meaning set forth in Section 2.7 hereof.

          "Stockholders Meeting" shall have the meaning set forth in Section 2.7 hereof.

          "Stockholders Representatives" shall mean Stephen A.
Kaplan and Richard Masson.

          "Subsidiary" shall mean (a) any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which the Company is a general partner, or (c) any partnership in which the Company possesses a 50% or greater interest in the total capital or total income of such partnership.

          "Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

          "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, transfer, registration, value added, alternative or add-on minimum, estimated, ad valorum, net worth or other tax, fee, tariff or assessment of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Total Assets" shall mean the sum of current assets ( including cash, cash equivalents, trade accounts receivable, other accounts receivable less allowance for doubtful accounts, income tax refund receivable, merchandise inventories, deferred income taxes, prepaid and other current assets), property and equipment (less accumulated depreciation and amortization), goodwill, deferred income taxes and other assets.

          "Total Liabilities" shall mean the sum of current liabilities (including accounts payable, current portion of long-term debt, current portion of obligations under capital leases, trade accounts payable, accrued salaries, benefits and related taxes, accrued taxes excluding payroll and other accrued current liabilities), long-term debt (less current portion), obligations under capital leases (less current portion) and other noncurrent liabilities.

          "Trademarks" shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

          "Transaction Documents" shall mean this Agreement, the Escrow Agreement, the Stockholders Agreement and the letter agreement among the parties hereto dated as of the date of this Agreement.

          "Transactions" shall mean the Merger and the other transactions contemplated by the Transaction Documents.


                           ARTICLE II.
                           THE MERGER

     2.1. The Merger

          As soon as is practicable after the satisfaction or waiver of the conditions contained herein, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware the Certificate of Merger (the time of such filing being the "Effective Date"). At the Effective Date, in accordance with this Agreement and the Delaware Law, the Purchaser shall be merged with and into the Company, the separate existence of the Purchaser (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Date. The Purchaser and the Company are sometimes referred to herein as the "Constituent Corporations," and the Company is sometimes referred to herein as the "Surviving Corporation."

     2.2. Effect of the Merger.

          (a) Except for Dissenting Shares and except as set forth in the last sentence of this paragraph (a), each Share shall automatically be converted into the right to receive the Initial Merger Consideration, subject to possible adjustment as provided in Article III hereof. Notwithstanding the foregoing sentence, the Shares held of record by each Promissory Note Stockholder shall be converted without any action on the part of such Promissory Note Stockholder into the right to receive an amount equal to the greater of $0 or the following amount: (A) the product of (i) the number of Shares held of record by such Promissory Note Stockholder and (ii) the Initial Merger Consideration (the foregoing product is referred to herein as the "Clause A Amount") minus (B) the sum of (i) the aggregate principal amount owing to the Company under the outstanding promissory note(s) of such Promissory Note Stockholder plus (ii) the accrued interest owing with respect to such promissory note(s) as of the Effective Date (the foregoing sum is referred to herein as the "Clause B Amount").

          (b) Each Share held in treasury by the Company or owned by the Purchaser, the Parent or any direct or indirect subsidiary of the Purchaser, the Parent or the Company, shall be canceled and retired, and no payment shall be made with respect thereto.

          (c) Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

          (d) At and after the Effective Date, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

     2.3. Dissenting Shares.

          The holders of Dissenting Shares, if any, shall be entitled to payment for such Shares only to the extent permitted by and in accordance with the provisions of Section 262 of the Delaware Law. Notwithstanding the foregoing, if, in accordance with such Section of the Delaware Law, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such Shares, such Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Date, the right to receive the Initial Merger Consideration that such holder would have received under Section 2.2(a) hereof. In such event, such holder of Dissenting Shares shall, as of the later of the Effective Date or the occurrence of such event, deliver his certificate or certificates representing such Dissenting Shares to the Company, and upon surrender of such certificate or certificates, the Company shall issue and deliver to such holder the Initial Merger Consideration that such holder would have been entitled under Section 2.2(a) hereof.

     2.4. Paying Agent and Surrender of Shares

          From and after the Effective Date, each holder of a certificate which immediately prior to the Effective Date represented outstanding Shares (the "Certificates") shall be entitled to receive in exchange therefor cash in the amount equal to the product of the number of Shares represented by the Certificate or Certificates and the Initial Merger Consideration. As soon as practicable (and in no event later than 10 days after the Effective Date), the Paying Agent shall mail to each
Stockholder: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Stockholder's Certificates shall pass, only upon delivery of such Certificates to the Paying Agent and shall be in such form and have such other provisions as the Paying Agent may reasonably specify) and (ii) instruments for use in effecting the surrender of such Certificates in exchange for that portion of the Initial Merger Consideration into which the Shares represented by such Certificates have been converted. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, cash (in the form of a bank or certified check) in the amount equal to the product of the number of Shares represented by the Certificate or Certificates and the Initial Merger Consideration. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If the payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that (y) the person requesting payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Parent or the Paying Agent that such tax has been paid or is not applicable. After the Effective Date, until surrendered in accordance with the provisions of this Section 2.4, a Certificate shall represent only the right to receive the Initial Merger Consideration in cash multiplied by the number of Shares represented by such Certificate, without any interest thereon. On or after the 30th day following the Effective Date, the Surviving Corporation may by written request require the Paying Agent to remit to the Surviving Corporation (on terms reasonably satisfactory to the Paying Agent) (a "Refund Request") any funds deposited by the Parent that (i) have not been applied prior to any Refund Request to make payments in respect of Certificates, Company Stock Options or Company Warrants, or (ii) are not required at the time of such Refund Request to permit the Paying Agent to make payment to the holders of any Certificates that have been surrendered by the date of such Refund Request or in respect of any Company Stock Options or Company Warrants for which payment is pending, but with respect to which no such payment has yet been made at the time of such Refund Request; provided however, that notwithstanding the repayment of any funds pursuant to a Refund Request, the Surviving Corporation shall make available to the Paying Agent any and all additional funds sufficient from time to time to make payments required pursuant to Sections 2.4 and 2.6.

     2.5. Stockholders to Have No Further Rights

          At and after the Effective Date, the holder of a Certificate shall cease to have any rights as a stockholder of the Company, except for (i) the right to surrender such Certificate in exchange for the amount of Initial Merger Consideration to which such holder is entitled under this Agreement and (ii) the rights available under Delaware Law for Dissenting Shares. In no event shall the holder of a Certificate have any rights as a stockholder of the Surviving Corporation.

     2.6. Company Stock Options and Company Warrants

          (a)  Subject to the second sentence of this paragraph
(a), each of the Company Stock Options that are outstanding as of the Effective Date (the "Outstanding Options"), shall be converted without any action on the part of the holder thereof into the right to receive, as of the Effective Date, an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Outstanding Option (irrespective of whether such Outstanding Option is then exercisable) and (ii) the amount by which the Initial Merger Consideration exceeds the exercise or strike price per share of Company Common Stock subject to such Outstanding Option immediately prior to the Effective Date. Notwithstanding the foregoing, if any holder of Outstanding Options is a Promissory Note Stockholder, and if the Shares held of record by such Promissory Note Stockholder were converted into the right to receive $0 pursuant to Section 2.2(a) hereof, then the amount that such Promissory Note Stockholder shall be entitled to receive pursuant to the foregoing sentence shall be decreased by the amount by which such Promissory Note Stockholder's Clause B Amount exceeds such Promissory Note Stockholder's Clause A Amount. The Company shall use commercially reasonable efforts to cause all holders of Outstanding Options to surrender to the Paying Agent their option award agreements for cancellation, and thereupon such holders shall receive the requisite cash consideration (if any), subject to applicable withholding taxes, if any.

          (b)  Subject to the second sentence of this paragraph
(b), each of the Company Warrants that remain outstanding as of the Effective Date (the "Outstanding Warrants"), shall be converted without any action on the part of the holder thereof into the right to receive, as of the Effective Date, an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Outstanding Warrant (irrespective of whether such Outstanding Warrant is then exercisable) and
(ii) the amount by which the Initial Merger Consideration exceeds the exercise or strike price per share of Company Common Stock subject to such Outstanding Warrant immediately prior to the Effective Date. Notwithstanding the foregoing, if any holder of Outstanding Warrants is a Promissory Note Stockholder, and if the Shares held of record by such Promissory Note Stockholder were converted into the right to receive $0 pursuant to Section 2.2(a) hereof, then the amount that such Promissory Note Stockholder shall be entitled to receive pursuant to the foregoing sentence shall be decreased by the amount by which such Promissory Note Stockholder's Clause B Amount exceeds such Promissory Note Stockholder's Clause A Amount. The Company shall use commercially reasonable efforts to cause all holders of Outstanding Warrants to surrender to the Paying Agent their warrant agreements for cancellation, and thereupon such holders shall receive the requisite cash consideration (if any), subject to applicable withholding taxes, if any.

     2.7. Stockholders Meeting or Stockholders Consent

          The Company shall take all action necessary, in accordance with applicable law and the Fourth Restated Certificate of Incorporation and Bylaws of the Company, to call a special meeting of the holders of Company Common Stock (the "Stockholders Meeting") or to seek a written consent of the requisite holders of Company Common Stock (the "Stockholders Consent") as promptly as practicable for the purpose of considering and taking action to authorize this Agreement (including without limitation Section 9.2 hereof), the Merger and the Escrow Agreement contemplated hereby pursuant to the Delaware Law. Subject to its fiduciary duties, as determined by the directors of the Company after consultation with and based upon the advice of outside legal counsel (who may be the Company's regularly engaged outside legal counsel), in connection with the receipt by the Company of a Proposed Acquisition Transaction that the Board of Directors of the Company reasonably determines in good faith will be more favorable to its stockholders than the Merger and is supported by committed financing that the Board of Directors reasonably believes can be funded, as committed, the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of and approve the Merger, this Agreement (including without limitation Section 9.2 hereof) and the Escrow Agreement at the Stockholders Meeting or pursuant to the Stockholders Consent, as applicable. At the Stockholders Meeting or pursuant to the Stockholders Consent, as applicable, all of the shares of Company Common Stock then owned by the Parent, the Purchaser or any other subsidiary of the Parent, or with respect to which the Parent, the Purchaser or any other subsidiary of the Parent holds the power to direct the voting, will be voted in favor of approval of the Merger, this Agreement (including without limitation Section 9.2 hereof) and the Escrow Agreement. The vote required for approval of the Merger, this Agreement (including without limitation Section 9.2 hereof) and the Escrow Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock. The Company shall take all action, in accordance with applicable law and the Fourth Restated Certificate of Incorporation and Bylaws of the Company, to provide written notice to holders of Company Common Stock who did not vote in favor of the Merger, this Agreement (including without limitation Section 9.2 hereof) or the Escrow Agreement of the results of the vote obtained pursuant to the Stockholders Meeting or Stockholders Consent, as applicable.

     2.8. Closing of the Company's Transfer Books

          After the close of business on the Effective Date, the stock transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Initial Merger Consideration as provided in Section 2.4.

     2.9. Charter Documents; Directors; Officers

          Upon the Effective Date, (i) the Certificate of Incorporation and the Bylaws of the Purchaser shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and under the Delaware Law, (ii) the directors of the Purchaser immediately prior to the Effective Date will be the initial directors of the Surviving Corporation, until their successors are elected and qualified, and (iii) the officers of the Company immediately prior to the Effective Date will be the initial officers of the Surviving Corporation, until their successors are elected and qualified.


                          ARTICLE III.
             ESCROW AGREEMENT; NET WORTH ADJUSTMENT

     3.1. Escrow Agreement

          In order to establish a procedure for the satisfaction of any claims by the Parent or Purchaser for payment pursuant to Section 3.2 hereof, for indemnification pursuant to
Section 9.2 hereof and/or for payment pursuant to the letter agreement among the parties dated as of the date of this Agreement, the Company, the Majority Holders and the Stockholders Representatives shall enter into the Escrow Agreement with the Purchaser and the Parent, pursuant to which the Aggregate Escrow Amount shall be held in escrow for a period of eighteen months (unless extended pursuant to the terms of the Escrow Agreement in connection with a pending Claim) from the Effective Date.

          If any Escrowed Funds are to be distributed to Holders in accordance with the provisions of Section 7 of the Escrow Agreement, each Holder shall receive that portion of the Escrowed Funds equal to such Holder's Pro Rata Portion in accordance with the provisions of Section 7 of the Escrow Agreement.

     3.2. Net Worth Adjustment

          (a) Preparation of Closing Balance Sheet. As promptly as practicable after the Effective Date, the Company will prepare and deliver to the Stockholders Representatives the Closing Balance Sheet and a calculation of the Net Worth Adjustment. The Company will use all reasonable efforts to have such Closing Balance Sheet and calculation of the Net Worth Adjustment prepared and delivered within 60 days following the Effective Date.

          (b) Calculation of Net Worth Adjustment. In the event the Stockholders Representatives dispute the calculation of the Net Worth Adjustment that arises within 29 days of the delivery of the Closing Balance Sheet pursuant to the foregoing paragraph
(a) of this Section, such calculation shall be determined by Deloitte & Touche LLP (the "Accounting Firm"). The Accounting Firm shall calculate the Net Worth Adjustment within 30 days of the notification by the Stockholders Representatives of a dispute in such calculation by the Parent. In the event that there is a difference in the Net Worth Adjustment, as calculated by the Parent, and the Net Worth Adjustment, as calculated by the Accounting Firm, then the Net Worth Adjustment, shall be equal to that calculated by the Accounting Firm.

          (c) Payments to be Made. Within 30 business days of the date of delivery of the Closing Balance Sheet to the Stockholders Representatives pursuant to paragraph (a) of this Section (or, in the event of a dispute described in paragraph (b) of this Section, within 10 business days of the date of calculation of the Net Worth Adjustment by the Accounting Firm), the following shall occur:

          (i) if the Net Worth Adjustment exceeds the Net Worth Basket and does not exceed the Net Worth Basket by more than the Escrowed Funds, the Escrow Agent shall pay the amount by which the Net Worth Adjustment exceeds the Net Worth Basket to the Purchaser by wire transfer of immediately available funds from the Escrow Account to an account designated by the Purchaser;

          (ii) if the Net Worth Adjustment exceeds the Net Worth Basket by more than the Escrowed Funds, the Escrow Agent shall pay all of the Escrowed Funds to the Purchaser by wire transfer of immediately available funds from the Escrow Account to an account designated by the Purchaser; or

          (iii) if the Net Worth Adjustment is less than or equal to the Net Worth Basket, no amounts shall be paid by the Escrow Agent from the Escrow Account in connection with any Net
Worth Adjustment.


                           ARTICLE IV.
                             CLOSING

     4.1. Closing

           Upon the terms and subject to the conditions set forth herein, the Closing shall be held at 7:00 a.m. local time on the Effective Date at the offices of Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071, unless the parties hereto otherwise agree.

     4.2. Deliveries at Closing

           At the Closing the following actions shall be taken:

          (a)  Delivery of Initial Merger Consideration.  The
Parent will deposit with the Paying Agent the aggregate Initial
Merger Consideration.

          (b) Delivery of Aggregate Escrow Amount. The Parent will deposit the Aggregate Escrow Amount with the Escrow Agent.

          (c) Certificate of Merger. The Certificate of Merger will be filed with the Secretary of State of the State of Delaware.

          (d)  Escrow Agreement.  The Company, the Parent, the
Escrow Agent, the Majority Holders and the Stockholders
Representatives and the Escrow Agent will enter into the Escrow
Agreement.

          (e) Company Certificates; Opinions. The Company will deliver the certificates, opinions of counsel and other items described in Article VIII or as otherwise reasonably required by the Purchaser and the Parent and such other evidence of the performance of all the covenants and the satisfaction of all conditions required of the Company by this Agreement and as the Purchaser and the Parent shall reasonably require.

          (f) Purchaser and Parent Certificates; Opinions. The Purchaser and the Parent will deliver the certificates, opinions of counsel and other items described in Article VIII or as otherwise reasonably required by the Company and such other evidence of the performance of all the covenants and the satisfaction of all conditions required of the Purchaser and the Parent by this Agreement and as the Company shall reasonably require.

     4.3. Closing Costs

          (a) The Company. The Company shall pay the following fees and costs of the Company: (i) one-half of any escrow fees and costs; and (ii) the legal, professional, accounting and consulting fees incurred by the Company related to the negotiation and consummation of the transactions contemplated hereby. The Company shall not pay or become obligated to pay any fees or costs incurred by the Company's stockholders in connection with the Transactions.

          (b) The Parent. The Parent shall pay (i) one-half of any escrow fees and costs; (ii) documentary transfer Taxes, if any; (iii) the fees and costs of recording or filing any conveyancing instruments; (iv) all costs of applying for new Permits, if any; (v) the due diligence, legal, other professional and consultant fees incurred by the Parent and the Purchaser; and
(vi) the cost of the filing(s) required of the parties under the HSR Act.


                           ARTICLE V.
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to the Purchaser and the Parent that the following representations and warranties are, as of the date hereof, and will be, as of the Effective Date, true and correct:

     5.1. Organization of the Company

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and Assets. The Company is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Schedule 5.1(a) contains a true, correct and complete list of all jurisdictions in which the Company is qualified to do business as a foreign corporation. Copies of the Fourth Restated Certificate of Incorporation and Bylaws of the Company and all amendments thereto, heretofore delivered to the Purchaser are accurate and complete as of the date hereof.

          (b) The capitalization of the Company is set forth on
Schedule 5.1(b) hereto. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. Except for the Company Stock Options and the Company Warrants listed on Schedule 5.1(b), there are no other outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock or other securities of the Company or any securities convertible into or exchangeable for shares of capital stock or other securities issued by the Company, or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by the Company. Schedule 5.1(c) hereto lists all outstanding notes or other obligations of stockholders of the Company and of holders of Company Stock Options and Company Warrants that are payable to the Company, including the principal and interest owing as of the date of such schedule.

     5.2. Subsidiaries

          The Company has no Subsidiaries and has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity other than ownership of all of the outstanding capital stock of Cap Merger Sub, Inc., a Delaware corporation which has never conducted any business and has never had any assets or liabilities.

     5.3. Authorization

          The Company has all requisite corporate power and authority to own, lease and operate the Assets, to conduct the Business as it is presently being conducted and to execute and deliver the Transaction Documents. The Company has all requisite power and authority to consummate the Transactions and to perform its obligations under the Transaction Documents, and no other corporate proceedings on the part of the Company are necessary to authorize the Transaction Documents and the Transactions. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the Transactions have been duly approved by the Board of Directors of the Company and its stockholders. The Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the Parent and the Purchaser, is a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, and each of the other Transaction Documents will be, as of the Effective Date, duly executed and delivered by the Company and, assuming due execution and delivery by the Parent, the Purchaser and the Escrow Agent, as applicable, will be a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, in each case except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principals of equity, regardless of whether asserted in a proceeding in equity
or at law.   The Stockholders Agreement is, and the Escrow
Agreement will be, assuming due execution and delivery by the Parent, the Purchaser and the Escrow Agent, as applicable, a legal, valid and binding obligation of the Majority Holders, enforceable against the Majority Holders in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principals of equity, regardless of whether asserted in a
proceeding in equity or at law.   The Majority Holders
beneficially own and own of record at least 85% of the outstanding shares of Company Common Stock, and on and as of the date of the Stockholders Meeting or the Stockholders Consent, as applicable, will beneficially own and will own of record at least 85% of the outstanding shares of Company Common Stock on and as of such date.

     5.4. Absence of Certain Changes or Events

          Except as set forth on Schedule 5.4 and as contemplated by the Transactions, since the Interim Balance Sheet
Date, there has not been any:

          (a)  Material Adverse Change;

          (b) (i) increase in the compensation payable or to become payable by the Company to any of its current or former officers, or, except for normal periodic increases in the ordinary course of business, to any of its current or former employees or agents (collectively, "Personnel"), (ii) grant, payment or accrual (contingent or otherwise) for or to the credit of any current or former officer or, except in the ordinary course of business and, in the case of a payment, which has been accrued for, of any other employee or agent of the Company with respect to any bonus, incentive compensation, service award or other like benefit, (iii) adoption, creation or amendment of any Employee Benefit Plan, Benefit Arrangement or Employee Plan by the Company, (iv) employment agreement (written or verbal) made by the Company to which the Company is a party, except agreements for employment created through offer letters in the ordinary course of business to new employees which employment is "at will," or (v) other change in employment terms for any of the officers of the Company or, except in the ordinary course of business, of any of the employees or agents of the Company;

          (c) sale, lease, assignment or transfer of any of the Assets, other than (i) (x) to persons that are not Affiliates,
(y) for fair consideration and (z) in the ordinary course of business or (ii) (w) to persons that are not Affiliates, (x) for fair consideration, (y) outside of the ordinary course of business and (z) not in excess of $1,000,000 in the aggregate;

          (d) cancellation, compromise, waiver or release of any rights or claims (or series of related rights or claims) either
(i) involving an Affiliate of the Company, (ii) involving a concession by the Company of more than $1,000,000 per fiscal quarter in the aggregate; or (iii) outside the ordinary course of business and involving a concession by the Company of more than $500,000 in the aggregate;

          (e) amendment, cancellation or termination of any Contract (i) involving an Affiliate of the Company,
(ii) involving payments in excess of $1,000,000 in the aggregate, or (iii) that are otherwise material to the Company;

          (f) capital expenditure or the execution of any Lease (other than a Facility Lease), Contract, license, sublease or sublicense (or series of related Contracts, Leases (other than a Facility Lease), subleases, licenses and sublicenses) or any incurring of liability therefor (i) involving an Affiliate of the Company, (ii) in the ordinary course of business and involving payments in excess of $500,000 individually, or (iii) outside the ordinary course of business of the Company and involving payments in excess of $500,000 in the aggregate;

          (g) the execution of any Facility Lease (or a series of Facility Leases) or any incurring of Liability therefor
(i) involving an Affiliate of the Company, (ii) outside of the ordinary course of business, or (iii) with respect to more than 25 new locations (including relocations but excluding renewals) during any fiscal quarter;

          (h) delay or failure to repay when due any material obligation of the Company;

          (i) failure to operate the Business in the ordinary course of business so as to use commercially reasonable efforts to preserve the business intact, to keep available to the Company the services of Personnel, and to preserve for the Company the goodwill of the suppliers, customers, distributors and others having business relations with the Company;

          (j) material change in accounting methods or practices by the Company, other than as required by GAAP;

          (k) material revaluation by the Company of any of the Assets, other than as required by GAAP, including without limitation, writing off notes or accounts receivable other than in the ordinary course of business;

          (l) damage, destruction or loss (whether or not covered by insurance) that has a Material Adverse Effect or that may reasonably be expected to have a Material Adverse Effect;

          (m) material mortgage, pledge or other encumbrance of any of the Assets, other than in the ordinary course of business and not in excess of $500,000 in the aggregate;

          (n) any declaration, setting aside for payment or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase, or other acquisition of the Company's equity securities or any bonus, fee or other payment, or any other transfer of the Assets to or on behalf of any stockholders of the Company, any Affiliate of the Company or any Affiliate of any stockholders of the Company, including, but not limited to, any payment of principal of or interest on any debt owed to any stockholder or Affiliate of the Company or any payment of a bonus, fee or other payment to any stockholder or Affiliate of the Company as an employee of the Company, except in the ordinary course of business;

          (o) issuance by the Company of, or commitment of the Company to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities, except for the issuance of Company Common Stock pursuant to the exercise of outstanding Company Stock Options and Company Warrants in accordance with the terms thereof and except as provided for in
Schedule 7.5(h);

          (p) indebtedness incurred by the Company for borrowed money or any commitment to borrow money entered into by the Company, or any loans or guarantees made or agreed to be made by the Company, except (i) to non-Affiliates in the ordinary course of business as permitted by the 1997 Indenture or (ii) to non-Affiliates outside of the ordinary course of business not in excess of $500,000 in the aggregate;

          (q) Liabilities incurred involving $500,000 or more or otherwise material to the Business except in the ordinary course of business, or any material increase or material change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

          (r) payment, discharge or satisfaction of any material Liabilities other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against on the Interim Balance Sheet (other than debt principal repayment or interest payment) or incurred in the ordinary course of business since the Interim Balance Sheet Date (other than debt principal or interest repayment);

          (s) capital investment in, any loan to, or any acquisition of the securities or assets of any other person (i) involving an Affiliate of the Company, (ii) involving more than $1,000,000 in the aggregate, or (iii) outside the ordinary course of business of the Company;

          (t) grant of any license or sublicense of any rights under or with respect to any Proprietary Rights of the Company except in the ordinary course of business and not in excess of $100,000 in the aggregate;

          (u) loan to, or other agreement with any Personnel outside the ordinary course of business giving rise to any claim or right on its part against the person or on the part of the person against it;

          (v) charitable or other capital contribution made or pledged by the Company, except in the ordinary course of business and not in excess of $250,000 in the aggregate;

          (w) agreement by the Company or any of its Personnel having apparent authority to bind the Company to do any of the foregoing;

          (x) agreement for the payment of any underwriting or financial advisory fees; or

          (y) other event or condition of any character that individually or in the aggregate has a Material Adverse Effect, or any event or condition (other than events or conditions affecting the economy generally) known to the Company that it is reasonable to expect will, individually or in the aggregate, have a Material Adverse Effect in the future.

Notwithstanding the foregoing provisions of this Section 5.4, since the Interim Balance Sheet Date, there has not been an agreement to sell, lease, assign, transfer or otherwise dispose of the Seagoville Facility or to refinance any of the Company's indebtedness set forth on the Interim Balance Sheet.

     5.5. Personal Property Leases

          Schedule 5.5 contains a complete and accurate list of each Lease pursuant to which the Company leases personal property (x) providing for lease payments in excess of $1,000,000 and (y) not cancelable (without Liability) within 60 calendar days (the "Personal Property Leases"). Except as set forth on
Schedule 5.5, the Company owns free and clear of any Encumbrances, except for Permitted Encumbrances, or leases or has rights to use, all Assets used in the Business that constitute personal property.

     5.6. Facilities:  Owned and Leased

          Schedule 5.6(a) contains a complete and accurate list of all Leases pursuant to which the Company leases real property. Schedule 5.6(b) contains a complete and accurate list of all Owned Real Property. The Company has made available to the Parent and the Purchaser with accurate and complete copies of title reports covering the Owned Real Property in its possession. The Company has good and marketable fee simple title to all Owned Real Property free and clear of all Encumbrances, except for Permitted Encumbrances. The Company enjoys peaceful and undisturbed possession of all Owned Real Property, subject to Permitted Encumbrances.

          (a) Actions. There are no pending or, to the knowledge of the Company, threatened (in writing), condemnation proceedings, administrative proceeding, or other Actions that are material to the Company relating to any Facility or any Owned
Real Property.

          (b) Leases or Other Agreements. Except for Facility Leases listed on Schedule 5.6(b) and as contemplated by the Transactions, there are no material leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements, written or oral, granting to any person the right to purchase, use or occupy any Facility or any Owned Real Property.

          (c) Facility Leases and Leased Real Property. Except as contemplated by the Transactions, with respect to each Facility Lease, the Company has, and upon consummation of the Merger, the Company will have at the Closing, an unencumbered interest in the Leasehold Estate. The Company enjoys peaceful and undisturbed possession of all the Leased Real Property, subject to the rights of the fee owners and sublessees, the Company has in all material respects performed all the obligations required to be performed by it through the date hereof under the Facility Leases.

          (d) Certificate of Occupancy. All Facilities currently operating have received all required material approvals of governmental authorities (including without limitation material Permits and certificates of occupancy or other similar certificates permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable Regulations.

          (e) Utilities. All Facilities currently operating are supplied with utilities (including without limitation water, sewage, disposal, electricity, gas and telephone) and other material services necessary for the operation of such Facilities as currently operated, and, to the knowledge of the Company, there is no condition which would reasonably be expected to result in the termination of the present access from any Facility to such utility services.

          (f) Improvements, Fixtures and Equipment. The improvements constructed on the Facilities, including without limitation all Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by the Company at the Facilities are (i) structurally sound with no known material defects, (ii) in acceptable operating condition and repair in all material respects, subject to ordinary wear and tear, (iii) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material, and (iv) in conformity, in all material respects, with all applicable Regulations. None of the improvements (separate from the Facility) is subject to any commitment or other agreement for their sale or use by any Affiliate of the Company or third parties.

          (g) No Special Assessment. The Company has received no notice and is not aware of any material special assessment relating to any Facility or any portion thereof and, to the knowledge of the Company, there is no pending or threatened (in writing) material special assessment.

     5.7. Contracts and Commitments

          (a)  Contracts.  Except for Contracts listed on
Schedule 5.7 or listed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 28, 1997 (the foregoing contracts are referred to herein as the "Material Contracts"), the Company is not a party to, or bound by, any Contract of any kind to be performed after the date of this Agreement which are of the following types:

               (i)  Contracts involving expenditures or
Liabilities (other than Facility Leases or Personal Property
Leases) (x) entered into in the ordinary course of business in excess of $1,000,000 individually or (y) entered into outside of the ordinary course of business in excess of $500,000 individually;

               (ii) Employment contracts, severance agreements or other contracts involving employment other than "at will" employment or involving annual salary and/or bonus payments, severance payments or the creation of any Liability to make payments in excess of $75,000 or material to the Business, to which any current or former Personnel or stockholder of the Company is a party;

               (iii)     Labor or union contracts;

               (iv) any agreement (or group of related
agreements) for the purchase or sale of Inventory, including, without limitation, any customer or vendor contracts, (x) in excess of $250,000 individually for agreements (other than purchase orders) entered into on or prior to the date of this Agreement or entered into outside of the ordinary course of business after the date of this Agreement, (y) in excess of $750,000 individually for agreements (other than purchase orders) entered into in the ordinary course of business or (z) in excess of $3,000,000 individually for purchase orders entered into after the date of this Agreement in the ordinary course of business;

               (v) Distribution, franchise, license, technical assistance, commission, consulting, agency or advertising contracts related to the Assets or the Business, except for those providing for payments of less than (x) $250,000 individually for those contracts entered into on or prior to the date of this Agreement or outside of the ordinary course of business or (y) $750,000 individually for those contracts entered into in the ordinary course of business after the date of this Agreement;

               (vi) Options with respect to any real property with respect to which the Company is the grantor thereunder or options with respect to any personal property with respect to which the Company is the grantor thereunder having a book value in excess of $250,000 individually;

               (vii) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money of the Company, (x) in excess of $500,000 individually for those instruments entered into on or prior to the date of this Agreement, whether the Company shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged (excluding credit provided by the Company in the ordinary course of business to purchasers of its products), (y) other than to non-Affiliates in the ordinary course of business after the date of this Agreement as permitted by the 1997 Indenture or (z) other than to non-Affiliates outside of the ordinary course of business after the date of this Agreement not in excess of $500,000 in the aggregate;

               (viii)    other than as contemplated by the
Transactions, Contracts containing covenants limiting the freedom of the Company or any officer, director or stockholders of the Company, to (i) engage in any line of business which is competitive with the Business, or (ii) compete with any person;

               (ix) any agreement (or group of related
agreements) concerning a partnership or joint venture with any other person;

               (x) any agreement of the Company with any of its directors, officers, stockholders or employees or any member of any such person's immediate family (x) providing for the furnishing of material services by, (y) providing for the rental of material real or personal property from, or (z) otherwise requiring material payments to (other than for services as officers, directors or employees of the Company), any such person or any corporation, partnership, trust or other entity in which any such person has a substantial interest as a stockholders, officer, director, trustee or partner;

               (xi) any Contract with the United States, any state or local government or any agency or department thereof, other than standard data subscription or licensing agreements in the ordinary course of business (except for employment training contracts);

               (xii) any other agreement (or group of related agreements) under which the consequences of a default or termination could reasonably be expected to have a Material
Adverse Effect; and

               (xiii)    any insurance policy.

Notwithstanding the foregoing provisions of this Section 5.7, there are no Contracts for the sale, lease, assignment, transfer or other disposition of the Seagoville Facility or to refinance any of the Company's indebtedness set forth on the Interim Balance Sheet.

The Company has delivered to the Parent true, correct and complete copies of all of the Contracts listed on Schedule 5.7, including all amendments and supplements thereto.

     5.8. Absence of Breaches and Defaults.

            All of the Material Contracts, Facility Leases and Personal Property Leases to which the Company is party are valid, binding and enforceable against the Company in accordance with their terms (except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor's rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law). The Company has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each Material Contract,
Facility Lease and Personal Property Lease.   To the Company's
knowledge, (w) all parties to such Material Contracts, Facility Leases and Personal Property Leases have complied in all material respects with the provisions thereof, (x) no party is in material Default thereunder and (z) no written notice of any claim of material Default has been given to the Company. The Company has no reason to believe that the products and services called for by any unfinished Material Contract cannot be supplied in all material respects in accordance with the terms of such Contract, including time specifications, and has no reason to believe that any unfinished Material Contract will, upon performance by the Company, result in a material loss to the Company. With respect to any Facility Lease, the Company has not received any notice of cancellation or termination under any material option or right reserved to the lessor, nor any written notice of material Default, thereunder, except for Defaults that might result from the consummation of the Transactions.

     5.9. Permits, Consents and Approvals

          (a) There are no material Permits used in the operation of the Business or otherwise held by the Company. The Company has, and at all times has had, all Permits required under any Regulation (including Environmental Laws) in the operation of the Business or in the ownership of its Assets, and owns or possesses such Permits free and clear of all Encumbrances, except such Permits the failure of which to obtain would not have a Material Adverse Effect. The Company is not in Default, nor has the Company received any notice of any claim of Default, with respect to any such material Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and except as set forth on
Schedule 5.9, will not be materially and adversely affected by the completion of the Transactions. No present or former stockholders, director, officer or employee of the Company or any Affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Company owns, possesses or uses.

          (b) Other than in connection with or in compliance with the provisions of the HSR Act, and except as disclosed on
Schedule 5.9 hereto, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity (other than approval by the Stockholders), is required to be made or obtained by the Company in connection with the execution, delivery or performance of this Agreement and the consummation of the Transactions. Except as set forth on
Schedule 5.9, (a) none of the rights of the Company in the Material Contracts, the Personal Property Leases or material Permits will be impaired by reason of the consummation of the Transactions, and (b) except as contemplated by the Transactions, all of the rights of the Company in the Material Contracts and the Personal Property Leases will be enforceable by the Company after the Closing to the same extent as if such Transactions had not been consummated.

     5.10.     No Conflict or Violation
            Except as set forth on Schedule 5.10, neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions, nor compliance by the Company with any of the provisions hereof, will (a) violate or conflict with any provision of the Fourth Restated Certificate of Incorporation or Bylaws of the Company, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, Lease (except for Facility Leases), franchise, Permit, agreement, or other instrument or obligation (i) to which the Company is a party or (ii) by which the Assets are bound, (c) violate any Regulation or Court Order,
(d) impose any Encumbrance on the Assets or the Business, except in the case of each of clauses (b), (c) and (d) above, for such violations, Defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate would not have a Material Adverse Effect.

     5.11.     Financial Statements

          The Financial Statements (a) are in accordance with the books and records of the Company, (b) have been prepared in accordance with GAAP throughout the periods covered thereby, and
(c) fairly and accurately present the Assets, Liabilities (including all reserves), financial position, stockholders' equity, cash flow and results of operations of the Company as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended. The Fiscal Year-End Financial Statements have been examined by Price Waterhouse LLP, independent certified public accountants, whose report thereon is included with such Fiscal Year-End Financial Statements.

     5.12.     Litigation

          Except as set forth on Schedule 5.12 or except for such Actions described in Section 7.1 hereof, there are no Actions pending, or to the knowledge of the Company, threatened (in writing) (a) against, related to or affecting (i) the Company, the Business or the Assets (including with respect to Environmental Laws), (ii) any Employee Plan of the Company or any trust or other funding instrument, fiduciary or administrator thereof, (iii) any officers or directors of the Company as such, or (v) the Transactions or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, any of the foregoing of which would reasonably be expected to result in Damage to the Company in excess of $1.0 million individually or in the aggregate, (b) seeking to delay, limit or enjoin the Transactions, (c) that involve the risk of criminal liability of the Company, or (d) in which the Company is a plaintiff, including any derivative suits brought by or on behalf of the Company which involve claims in excess of $500,000 individually or in the aggregate, except for collection suits which involve claims in excess of $1,000,000 individually or $2,000,000 in the aggregate. The Company is not in Default with respect to or subject to any Court Order, and there are no material unsatisfied judgments against the Company, the Business or the Assets.
Except as set forth on Schedule 5.12, there are no Court Orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect the Company or any Facility.

     5.13.     Labor Matters

          Except as set forth on Schedule 5.13, the Company is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations). Except as set forth on Schedule 5.13, in the past five years, the Company has not experienced any attempt by organized labor or its representatives to make the Company conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Company. Except as set forth on Schedule 5.13, there is no labor strike or labor disturbance pending or, to the knowledge of Company, threatened against the Company nor is any grievance currently being asserted, and in the past five years the Company has not experienced a work stoppage or other labor difficulty. Except as set forth on Schedule 5.13, there is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any other domestic or foreign governmental agency and, to the knowledge of the Company, there are no facts or information which would give rise thereto.

     5.14.     Books and Records

          The Company has made and kept Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The minute books of the Company accurately and adequately reflect all action previously taken by the stockholders, board of directors and committees of the board of directors of the Company. The copies of the stock book records of the Company heretofore delivered to the Purchaser and the Parent are true, correct and complete, and accurately reflect all transactions effected in the stock of the Company through and including the date hereof.

     5.15.     Compliance with Law

          Except as set forth on Schedule 5.15, neither the Company nor the conduct of the Business have violated or have failed or are failing to be in compliance with all Regulations and Court Orders relating to the Assets or the Business or operations of the Company, except where the violation or failure to comply, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Schedule 5.15, the Company, in the conduct of the Business, is in conformity with all energy, public utility, zoning, building and health codes, regulations and ordinances, OSHA and Environmental Laws and all other foreign, federal, state, and local governmental and regulatory requirements applicable to the conduct of the Business, except where such violation or failure to comply, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Schedule 5.15, the Company has received no notice to the effect that, or otherwise been advised in writing that, the Company is not in compliance with any such Regulations or Court Orders which non-compliance could, individually or in the aggregate, have a Material Adverse Effect. The Company has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing which failure or violation could, individually or in the aggregate, have a Material Adverse Effect.

     5.16.     No Other Agreements to Sell Assets or Capital
Stock of the Company

          None of the Company, its officers, directors or Affiliates nor, to the knowledge of the Company, its Stockholders, have any commitment or legal obligation, absolute or contingent, to any other person or firm, other than as contemplated by the Transactions, to sell, assign, transfer or effect a sale of any of the Assets (other than inventory or real property in the ordinary course of business), to sell or effect a sale of the capital stock of the Company other than Company Stock Options and Company Warrants, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

     5.17.     Proprietary Rights

          (a) Proprietary Rights. Schedule 5.17 lists all of the Copyrights and Trademarks of the Company. Schedule 5.17 also sets forth: (i) for each registered Trademark, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a Trademark has been registered, (ii) for each registered Copyright, the number and date of filing for each country in which a Copyright has been filed, and (iii) for each registered service mark, the service mark serial number or the service mark registration number, the service mark class of goods covered and the service mark expiration date for each country in which a service mark has been registered. There are no Patents or pending patent applications owned, controlled, created or used by or on behalf of the Company in which the Company has any interest.

          (b) Royalties and Licenses. Schedule 5.17 identifies any Proprietary Rights that any third party owns and that the Company uses or proposes to use in the Business, and specifies whether such use is or will be pursuant to license, sublicense, agreement or permission.

          (c) Ownership. Except as disclosed on Schedule 5.17, the Company owns or possesses adequate and enforceable licenses or otherwise has the sole right to use all of the Proprietary Rights used by or on behalf of the Company without any conflict with or infringement of the rights of others. All of the Proprietary Rights are valid and enforceable rights of the Company and, upon the Closing will be valid and enforceable rights of the Company, and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the Transactions. All registered designs and Trademarks listed on
Schedule 5.17 have been duly issued and all of the other Proprietary Rights exist, are registered and are subsisting.
None of the Proprietary Rights is involved in any pending or threatened (in writing) litigation. Except as disclosed on
Schedule 5.17, to the Company's knowledge, no other firm, corporation, partnership, association, business organization or person (i) has the right to use any of the Trademarks or other such Proprietary Rights of the Company on the goods on which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such person, to cause confusion with such Trademarks or other Proprietary Rights or to cause a mistake or to deceive, (ii) has notified the Company that it is claiming any ownership of or right to use such Proprietary Rights, or (iii) is infringing upon any Proprietary Rights in any way. The use of the Proprietary Rights by the Company does not and, upon the consummation of the Transactions, the use of the Proprietary Rights by the Company will not, conflict with, infringe upon or otherwise violate the rights of any third party in or to such Proprietary Rights, and no Action has been instituted against or notices received by the Company that are presently outstanding alleging that the Company's use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. There are not any restrictions on the rights of the Company, and it is reasonably expected that after the Closing there will not be, any restrictions on the Company's right, to sell products or services provided, by the Company in connection with the Business. No breach of the provisions of this Section 5.17(c) shall constitute a breach of this Agreement unless all such breaches are reasonably likely to result in Damages to the Company or the Parent in excess of $500,000.

     5.18.     Employee Benefit Plans

          (a) Schedule 5.18(a) sets forth a true and complete list of all Employee Benefit Plans and all Benefit Arrangements
(i) which are maintained, contributed to or required to be contributed to by the Company or any entity that, together with the Company as of the relevant measuring date under ERISA, is or was required to be treated as a single employer under Section 414 of the Code ("ERISA Affiliate") or under which the Company or any ERISA Affiliate may incur any liability, and (ii) which cover the employees, former employees, directors or former directors of the Company or any ERISA Affiliate ("Employee Plans").

          (b) A true and complete copy of each written Employee Plan that covers employees or former employees of the Company, including each amendment thereto and any trust agreement, insurance contract, collective bargaining agreement, or other funding or investment arrangements for the benefits under such Employee Plan, has been made available to Purchaser. In addition, with respect to each such Employee Plan that is an Employee Benefit Plan, the Company has made available to Purchaser the three most recently filed Federal Forms 5500, the most recent summary plan description (including any summaries of material modifications), the most recent IRS determination letter, if applicable, and all other material employee communications with respect to each such Employee Benefit Plan.

          (c)  Except as set forth on Schedule 5.18(c):

               (i) neither the Company nor any ERISA Affiliate sponsors or, since January 1, 1993, has sponsored, maintained, contributed to or incurred an obligation to contribute to any Employee Benefit Plan regulated under Title IV of ERISA, including any "multiemployer plan," as defined in Sections 3(37) and 4001(a)(3) of ERISA, and neither the Company nor any ERISA Affiliate has any Liability under or pursuant to any Employee Benefit Plan regulated under Title IV of ERISA;

               (ii) neither the Company nor any ERISA Affiliate sponsors or has previously sponsored, maintained, contributed to or incurred an obligation to contribute to any Employee Benefit Plan that provides or will provide benefits described in Section 3(1) of ERISA to any former employee or retiree of the Company or any ERISA Affiliate, except as required under Part 6 of Title I of ERISA and Section 4980B of the Code;

               (iii)     there has been no "prohibited
transaction," as defined in Section 406 of ERISA or Section 4975 of the Code (other than any such transaction which is exempt under Section 408 of ERISA or 4975 of the Code, respectively), with respect to any Employee Plan, which could result, directly or indirectly, in any material liability of the Company or any of the ERISA Affiliates;

               (iv) all Employee Plans that cover or have covered employees or former employees of the Company have been maintained and operated, and currently are, in compliance in all material respects with their terms, the requirements prescribed by any and all applicable laws (including ERISA and the Code), orders, or governmental rules and regulations in effect with respect thereto, and the Company and its ERISA Affiliates have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans;

               (v) each Employee Plan that covers or has covered employees or former employees of the Company and is intended to qualify under Section 401(a) of the Code and each trust established pursuant to each such Employee Plan that is intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, a copy of which has been delivered to Purchaser, and nothing has occurred which may reasonably be expected to impair such determination or otherwise adversely affect the tax-qualified status of such Employee Plan;

               (vi) the Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable law or required to be paid as expenses under such Employee Plan;

               (vii)     there is no contract, agreement,
Employee Benefit Plan or Benefit Arrangement covering any former employee, director or agent of the Company that provides for the payment by the Company of any amount that would not be deductible under Section 162(a)(1) or 404 of the Code or that would be an "excess parachute payment," within the meaning of Section 280G of the Code;

               (viii) no employee, former employee, director or agent of the Company will accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employee Plan or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement (Schedule 5.18(c) sets forth, for each employee or director, the maximum amount of such benefit, payment or allowance payable to such employee or director pursuant to the Company's Severance Plan which amount shall not exceed $4,156,000 in the aggregate for all employees and directors plus additional severance payments payable pursuant to the Company's Severance Plan to such employees and directors as a result of normal and customary salary increases after the date of such schedule in the ordinary course of business payable to such employees and directors);

               (ix) other than claims for benefits in the ordinary course, there is no material claim, suit, action, dispute, arbitration or legal, administrative or other proceeding, including any governmental investigation or audit or voluntary compliance resolution or closing agreement program proceeding, pending, or, to the knowledge of the Company, threatened, alleging any breach of the terms of any Employee Plan or of any fiduciary duty thereunder or violation of any applicable law with respect to any such Employee Plan;

               (x) with respect to any Employee Plan that is self-funded (in whole or in part), no material claims have been made that have not yet been paid and, to the best knowledge of the Company, no injury, illness or other medical condition has been incurred with respect to which material claims may be made pursuant to such Employee Plan;

               (xi) the Company does not maintain or have any obligation to contribute to any "voluntary employees' beneficiary association," within the meaning of Section 501(c)(9) of the Code.

     5.19.     Tax Matters
          (a) Filing of Tax Returns. The Company and any affiliated group of which the Company is now or was a common parent or member have timely filed with the appropriate taxing authorities all Tax Returns and information returns required to be filed. Such Tax Returns and information returns as filed are complete and accurate in all material respects. Except as specified on Schedule 5.19, none of the Company or any group of which the Company is now or was a member has requested any extension of time within which to file Tax Returns in respect of any Taxes. The Company has made available to Purchaser true and complete copies of (i) the federal, state, local and foreign Tax Returns of the Company for the years ended December 28, 1997, December 29, 1996 and December 31, 1995, and (ii) all examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 1990.

          (b) Payment of Taxes. All material Taxes due from the Company, or for which it could be liable, in respect of periods beginning before the Effective Date have been or will be timely paid or an adequate reserve has been established therefor, as set forth on Schedule 5.19 or the Interim Financial Statements of the Company, and the Company has no material Liability for Taxes in excess of the amounts so paid or reserves so established. All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate governmental authorities to the extent due and payable.

          (c) Audits, Investigations or Claims. Except as set forth on Schedule 5.19, (i), no deficiencies for Taxes for which the Company is or may be liable have been claimed, proposed or assessed by any taxing or other governmental authority;
(ii) there are no pending or threatened audits, assessments or other Actions for or relating to any Liability in respect of Taxes for which the Company is or may be liable; (iii) there are no matters under discussion with any governmental authorities, or known to the Company, with respect to such Taxes that are likely to result in an additional material Liability of the Company for Taxes; and (iv) no extension of a statute of limitations relating to Taxes is in effect with respect to the Company. Audits of federal, state, local and foreign Tax Returns by the relevant taxing authorities have been completed for the periods set forth on Schedule 5.19 and, except as set forth in such Schedule, the Company has not been notified that any taxing authority intends to audit a Tax return for any other period.

          (d) Liens. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the Assets.

          (e)  Tax Elections.  Except as set forth on
Schedule 5.19, the Company (i) has not consented at any time under Section 341(f)(1) of the Code to have the provisions of
Section 341(f)(2) of the Code apply to any disposition of any the Assets; (ii) has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has not made an election, nor is it required, to treat any of the Assets as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954, as in effect immediately before the enactment of the Tax Reform Act of 1986 or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; or (iv) has not made any of the foregoing elections, nor is it required, to apply any of the foregoing rules under any comparable state, local or foreign Tax provision. The Company does not own any property of a character, the indirect transfer of which pursuant to this Agreement would give rise to any material documentary, stamp or other transfer Tax.

          (f)  Prior Affiliated Groups.  Except as set forth on
Schedule 5.19, the Company is not nor has it ever been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code.

          (g)  Tax Sharing Agreements.  Except as set forth on
Schedule 5.19, the Company is not nor has it ever been a party to any Tax-sharing agreement or similar arrangement (including any indemnity arrangement) with respect to or involving the Company, and after the Effective Date, the Company will not be bound by any such Tax-sharing agreement or similar arrangement entered into prior to the Effective Date or have any Liability thereunder for amounts due in respect of periods prior to the Effective Date.

          (h) Partnerships. Except as set forth on Schedule 5.19, the Company has no interest in nor is it subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for federal income tax purposes, and the Company is not a successor to any other Person by way of merger, reorganization or similar transaction.

          (i) U.S. Real Property Holding Corporations. The Company is not, and was not on any "determination date" as defined in Treasury Regulation Section 1.897-2(c) during the five-year period ending on the Effective Date, a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

          (j) Federal Income Tax Refund. The federal income tax refund of $4.5 million included as an asset on the Interim
Balance Sheet has been paid in full by the Internal Revenue
Service, and the Company is entitled to retain the full amount of such refund.

     5.20.     Purchase Commitments and Outstanding Bids

          There are no orders or commitments for the purchase
of supplies by the Company not made in the ordinary course of business. As of the date of this Agreement, there are no claims against the Company to return material amounts of merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an
understanding that such merchandise would be returnable.   There
is no outstanding bid, proposal, Contract or unfilled order which relates to the Assets which will or would, if accepted, have a Material Adverse Effect, individually or in the aggregate.

     5.21.     Payments

           To its knowledge, the Company has not (i) directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the Business, Assets or operations of the Company, which is illegal under any federal, state or local laws of the United States (including without limitation the U.S. Foreign Corrupt Practices Act) or any other country having jurisdiction, (ii) participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers, (iii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the Books and Records of the Company for any reason.

     5.22.     Compliance With Environmental Laws

          Except as set forth on Schedule 5.22:

          (a) there are no Hazardous Substances being used, generated, treated, stored, transported or disposed on, under, about or from any Facility or any asset currently or previously owned, leased or operated by the Company during the period the Company owned, operated or leased such Facility or asset, other than lubricants and small quantities of other Hazardous Substances constituting inventory or supplies used in the ordinary course of the operation of the Facilities and such assets, and then only in compliance with all Environmental Laws, nor have Hazardous Substances been used, generated, treated, stored, transported or disposed of on, under, about or from any Facilities or assets previously owned, operated or leased by the Company during the period the Company owned, operated or leased such Facilities or assets which would create an Environmental Condition likely to result in a Material Adverse Effect;

          (b) each of the Facilities, any assets currently or previously owned, leased or operated by the Company, have at all times when owned, leased or operated by the Company been owned, leased and operated in substantial compliance with all Environmental Laws and in a manner that will not give rise to any material liability on the part of the Parent or the Company under any Environmental Law;

          (c) to the Company's knowledge, (i) no prior owner, lessee or operator of any Facility or any assets currently or previously owned, leased or operated by the Company, operated any of such assets in a manner that would give rise to any material Liability under any Environmental Law; and (ii) except as provided in Section 5.26(a) above, there has been no Hazardous Substance used, generated, treated, stored, transported, disposed of or otherwise located on, about or from any Facility or any asset currently or previously owned, leased or operated by the Company;

          (d) true, complete and correct copies of all environmental assessments, audits, reports, surveys and engineering and/or soil tests, including any drafts, in the Company's possession or control which have been conducted with respect to any of the Facilities or any assets currently or previously owned, leased or operated by the Company have previously been made available to the Parent;

          (e) the Company has not received any uncured notice that it or any other Person is or was claimed to be in violation of, or in non-compliance with, the conditions of any Permit relating to, or the provisions of, any Environmental Law with respect to any Facility or any assets currently or previously owned, leased or operated by the Company nor is the Company aware of any information which could provide the basis for such notice;

          (f) there is no pending or threatened Action against the Company under any Environmental Law, nor any basis for any such Action likely to result in a Material Adverse Effect;

          (g) the Company has not released any other Person from any claim with respect to the Facilities or any assets currently or previously owned, leased or operated by the Company under any Environmental Law nor has it waived any rights concerning any Environmental Condition;

          (h) there are no consent decrees, judgments, judicial or administrative orders or arguments with, or liens by, any governmental authority or quasi-governmental authority relating to any Environmental Law which regulate, obligate, bind or in any way affect the Company's operations;

          (i) the Company does not manufacture or distribute any product in the state of California which requires the warning mandated by the California Safe Drinking Water and Toxic
Enforcement Act of 1986, also known as Proposition 65, California
Health & Safety Code 25249.5 et seq.;

          (j) there are no Environmental Conditions in any way relating to the Facilities or any assets currently or previously owned, leased or operated by the Company likely to result in a Material Adverse Effect;

          (k) to the knowledge of the Company, there is not now nor has there ever been in the past, any underground or aboveground storage tanks or associated piping at any Facility or asset where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in compliance with all Environmental Laws and there has been no release from any such tank or pipeline;

          (l) the Company is not, singularly or collectively, a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Lease or other Contract under which the Company is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions; and

          (m) to the knowledge of the Company, the Company has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws as to all matters the failure of which is likely to result in a Material Adverse Effect.

     5.23.     Banking Relationships

          As soon as practicable after the date of this Agreement (but in no event later than 20 days thereafter), the Company will provide to the Parent Schedule 5.23 which will set forth a complete and accurate description of all arrangements that the Company has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company in respect of any of the foregoing.

     5.24.     SEC Documents; Undisclosed Liabilities

          The Company has been subject to the reporting requirements of Section 13 of the Exchange Act for at least 90 days and has timely filed all required reports, schedules, forms, statements and other documents required to be filed under the Securities Act and the Exchange Act with the Commission since
May 28, 1997 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to such Company SEC Documents. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The historical financial statements the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

     5.25.     Material Misstatements Or Omissions

          No representation or warranty by the Company in this Agreement (including without limitation the Schedules and all exhibits hereto), the other Transaction Documents and all certificates and other documents to be delivered to the Parent or Purchaser at Closing pursuant to the Transaction Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.


                           ARTICLE VI.
                REPRESENTATIONS AND WARRANTIES OF
                  THE PARENT AND THE PURCHASER

          The Purchaser and the Parent hereby represent and warrant to the Company that, the following representations and warranties are, as of the date hereof, and will be, as of the Effective Date, true and correct:

     6.1. Organization

          Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Parent has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties.

     6.2. Authorization

          The Parent and the Purchaser have all requisite corporate power and authority to execute and deliver the Transaction Documents. Each of the Parent and the Purchaser has all requisite power and authority to consummate the Transactions and to perform its obligations under the Transaction Documents and no other corporate proceedings on the part of the Parent or the Purchaser are necessary to authorize the Transaction Documents and the Transactions. The execution and delivery of the Transaction Documents by the Parent and the Purchaser and the consummation by the Parent and the Purchaser of the Transactions have been duly approved by the board of directors of each of the Parent and the Purchaser and the stockholder of the Purchaser. This Agreement has been duly executed and delivered by the Parent and the Purchaser and is a legal, valid and binding obligation of the Parent and the Purchaser enforceable against them in accordance with its terms, and each of the other Transaction Documents will be, as of the Effective Date, duly executed and delivered by the Parent and the Purchaser and will be a legal, valid and binding obligation of the Parent and the Purchaser enforceable against them in accordance with its terms, in each case except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principals of equity, regardless of whether asserted in a proceeding in equity or at law.

     6.3. Consents and Filings

          Other than in connection with or in compliance with the provisions of the HSR Act, no notice to, declaration, filing or registration with, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by the Parent or the Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the Transactions.

     6.4. No Conflict or Violation

          Neither the execution, delivery or performance of this Agreement by the Parent or the Purchaser nor the consummation of the Transactions, nor compliance by the Parent or the Purchaser with any of the provisions hereof, will (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Parent or the Certificate of Incorporation or Bylaws of the Purchaser, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the assets of the Parent under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation (i) to which the Parent or the Purchaser is a party or (ii) by which the Parent's assets are bound, (c) violate any Regulation or Court Order, (d) impose any Encumbrance on the Parent's assets, except in the case of each of clauses (b), (c) and (d) above, for such violations, Defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate would not have a material adverse effect on the financial condition or results of operations of the Parent and its subsidiaries, taken as a whole.


                          ARTICLE VII.
       ADDITIONAL AGREEMENTS AND COVENANTS OF THE COMPANY,
                  THE PURCHASER AND THE PARENT
     7.1. Further Assurances

          Upon the terms and subject to the conditions contained herein, each of the parties hereto agree: (a) to cooperate with one another in determining whether any filings are required to be made with or Consents or Permits required to be obtained from, any governmental authority in any jurisdiction under any Regulation or any lender, lessor or other third party in connection with the Contracts, the Proprietary Rights and Leases, or otherwise, prior to the Effective Date in connection with the consummation of the Transactions and cooperate in making any such filings promptly and in seeking timely to obtain any such Consents and Permits; (b) to make their respective filings promptly and any other required or requested submissions under the HSR Act; (c) use all commercially reasonable efforts to defend all Actions challenging this Agreement or the consummation of the Transactions and use all commercially reasonable efforts to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the Transactions; and (d) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions.

     7.2. No Solicitation

          (a) No Solicitation. From the date hereof through the Effective Date or the earlier termination of this Agreement, the Company shall not, directly or indirectly (whether on its own or through its Representatives), enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than the Purchaser, the Parent and their respective Representatives, concerning any sale of all or a portion of the Assets (except in the ordinary course of business) or the Business, or of any shares of capital stock of the Company, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company (each such transaction being referred to herein as a "Proposed Acquisition Transaction"); provided, however, that consistent with its fiduciary obligations under applicable law as advised by outside legal counsel, the Company may participate in any discussions or negotiations regarding, and may furnish to any other person information with respect to, any of the foregoing. The Company hereby represents that it is not now engaged in discussions or negotiations with any party other than the Purchaser and the Parent with respect to any of the foregoing. The Company shall notify the Purchaser and the Parent promptly (orally and in writing) if any such written offer, or any inquiry or contact with any person with respect thereto, is made and shall provide the Purchaser and the Parent with a copy of such offer and shall keep the Purchaser and the Parent informed on the status of any negotiations regarding such offer. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

          (b) Notification. The Company will immediately notify the Purchaser and the Parent if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify the Purchaser and the Parent of the terms of any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party. The Company shall also provide the Purchaser and the Parent with a copy of any offer and shall keep the Purchaser and the Parent informed on the status of any negotiations regarding such offers. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

     7.3. Notification of Certain Matters

          From the date hereof through the Closing, the Company shall give prompt notice to the Purchaser and the Parent of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any material failure of the Company or any of its Affiliates, or of any of their respective stockholders or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. If the senior officers of Purchaser or the Parent are or become aware of any event listed in (a) or (b) above, the Parent and the Purchaser shall give prompt written notice thereof to the Company; it being understood that such senior officers' awareness of such event shall not limit, reduce or affect any Liability or obligation the Company may have to the Purchaser or the Parent as a result of such event. The Company shall promptly notify the Purchaser and the Parent of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way result in a Material Adverse Change.

     7.4. Access to Information

          From the date hereof through the Effective Date, the Purchaser and the Parent intend to conduct a review of the business and financial condition of the Company. In connection with such review:

          (a)  The Company shall, and shall cause its
Representatives to afford the Purchaser's and the Parent's Representatives complete access at all reasonable times to the Assets for the purpose of inspecting the same (including physical and engineering inspections of the improvements on or which constitute a portion of any Facility, but not including "Phase I" or "Phase II" inspections), and to the officers, employees, agents, attorneys, accountants, properties, Books and Records, Leases and Contracts of the Company, and shall furnish the Purchaser, the Parent and their Representatives all financial, operating and other data and information as the Purchaser, the Parent or their Affiliates, through their respective Representatives, may reasonably request, including an unaudited balance sheet and the related statements of income, retained earnings and cash flow for each month from the date hereof through the Effective Date within 30 calendar days after the end of each month which financial statements shall (a) be true, correct and complete, (b) be in accordance with the books and records of the Company and (c) accurately and materially set forth the Assets, Liabilities and financial condition, results of operations and other information purported to be set forth therein in accordance with GAAP.

          (b) The Parent shall have the right to (i) review any "Phase I Reports," "Phase II Reports" or other reports on each Facility that have been prepared prior to the date of this Agreement or that may be prepared after the date of this Agreement and (ii) inspect records, reports, Permits, applications, monitoring results, studies, correspondence, data and any other information or documents relevant to Environmental Conditions regarding each Facility.

          The Parent's and the Purchaser's right to have access, as more fully described in the foregoing paragraphs (a) and (b), shall be conducted at the Parent's sole cost and expense; it being understood that the Parent shall, for example, pay the salaries, fees and expenses of its employees, consultants and other Representatives but shall not, for example, be required to pay any salaries, fees or costs of any employees, consultants or other Representatives retained by the Company to monitor, accompany or assist the Parent in such access.

     7.5. Conduct of Business

          From the date hereof through the Closing, the Company shall, except as contemplated by the Transactions, or as consented to by the Purchaser and the Parent in writing, operate the Business in the ordinary course and will not take any action inconsistent with this Agreement or with the consummation of the Transactions. Without limiting the generality of the foregoing, the Company shall not, except as specifically contemplated by this Agreement or as consented to by the Purchaser and the Parent in writing:

          (a) change or amend the Fourth Restated Certificate of Incorporation or Bylaws of the Company;

          (b) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

          (c) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company;

          (d) enter into, renew, modify or revise any agreement or transaction with any of its Affiliates;

          (e) make any loans or advances to any partnership, firm or corporation, or, except for expenses incurred in the ordinary course of business, any individual;

          (f) other than as provided in Schedule 5.15, fail to comply in any material respect with all Regulations applicable to the Company, the Assets and the Business;

          (g) intentionally do any other act which would cause any representation or warranty of the Company in this Agreement to be or become untrue in any material respect;

          (h) issue, repurchase or redeem or commit to issue, repurchase or redeem, any shares of the capital stock of the Company, any options or other rights to acquire such stock or any securities convertible into or exchangeable for such stock, except for the issuance of Company Common Stock pursuant to the exercise of outstanding Company Stock Options and Company Warrants in accordance with the terms thereof other than as set forth in Schedule 7.5(h);

          (i) make any payment of any kind to or on behalf of any Affiliate or any officer or director of such Affiliate or become obligated to make any such payment, pursuant to any agreement between the Company and such Affiliate or otherwise; provided, however, that the Company shall be entitled to make or become obligated to make (i) salary payments pursuant to agreements in effect on the date of this Agreement or reimbursement of expenses in the ordinary course of business,
(ii) deferred compensation payments pursuant to the Company's Deferred Compensation Plan to the employees set forth on Schedule 5.18(c) and not in excess of the respective individual amounts set forth on such schedule which amounts shall not exceed $1.2 million in the aggregate; and (iii) severance payments in accordance with statement set forth in the parenthetical contained in paragraph (viii) of Section 5.18(c); and, provided, further, that the Company shall be entitled to become obligated to make payments (but shall not be permitted to make any such payments until the earlier of the Effective Date and February 28,
1999) under its Staff Incentive Plan so long as such obligations (or payments with respect thereto) do not exceed $2.0 million in the aggregate;

          (j) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder; and

          (k) enter into any agreement or become obligated to pay any underwriting or financial advisory fees.

     7.6. Books and Records; Tax Matters

          (a) Books and Records. Each party agrees that it will cooperate with and make available to the other parties, during normal business hours, the Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Effective Date which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses, including attorneys' fees, but excluding reimbursement for salaries and employee benefits, reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to Section 7.6(a) shall be subject to the terms of Section 10.9 hereof.

          (b) Tax Elections. The Company shall make no new elections with respect to Taxes that affect the Company or the Assets or any changes in current elections with respect to Taxes affecting the Company or the Assets, without, in each instance, the prior written consent of the Parent, which consent shall not be unreasonably withheld.

          (c) Termination of Existing Tax-Sharing Agreements. All Tax-sharing agreements or similar agreements or arrangements with respect to or involving the Company shall be terminated prior to the Effective Date except for the Shearson Tax Sharing Agreement.

          (d) Conveyance Taxes. The Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Date.

     7.7. Facility Leases

          The Company shall use commercially reasonable efforts to obtain all consents, waivers, assignments and approvals from the landlords party to each Facility Lease that are necessary for the consummation of the Transactions in order for the Company to continue to conduct its Business at each Facility governed by such Facility Lease after the Effective Date in the same manner as such Business is conducted by the Company prior to the Effective Date and in order to obtain the full benefits of each Facility Lease (each, a "Landlord Consent"). The Parent shall use commercially reasonable efforts to cooperate in obtaining such Landlord Consents.

     7.8. First Quarter 1998 Form 10-Q

          The Company shall timely file with the Commission its Quarterly Report on Form 10-Q for the quarter ended on the Interim Balance Sheet Date. The financial statements (other than the footnotes set forth therein) contained in such Form 10-Q shall be the same as the Interim Financial Statements (other than the footnotes set forth therein); the footnotes set forth in such financial statements shall be the same as the footnotes set forth in the Interim Financial Statements in all material respects; and such Form 10-Q shall not contain any information with respect to any events subsequent to the Interim Balance Sheet Date that are not included in the Interim Financial Statements, other than information, if any, with respect to the parties' execution of this Agreement.


                          ARTICLE VIII.
          CONDITIONS TO THE OBLIGATIONS OF THE COMPANY,
                  THE PARENT AND THE PURCHASER

     8.1. Conditions to Each Party's Obligation to Effect the
Transactions

          The respective obligations of the Company, the Purchaser and the Parent to consummate the Transactions are subject to the satisfaction, on or prior to the Effective Date, of each of the following conditions:

          (a) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (b) No Proceedings or Litigation. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the Transactions and which could reasonably be expected to materially damage any party hereto, if the Transactions are consummated. There shall not be any Regulation or Court Order instituted or threatened that prevents or enjoins the Transactions.

          (c) Regulatory Compliance and Approval. All material Permits, consents, approvals and waivers from governmental authorities necessary to the consummation of the Transactions and for the operation of the Business by the Company after the consummation of the Transactions and the ownership of the Assets by the Company after the consummation of the Transactions shall have been obtained. Each party hereto shall be satisfied that all material approvals required to be obtained by any other party hereto under any Regulations to carry out the Transactions shall have been obtained by such other party and that each other party hereto shall have materially complied with all Regulations applicable to the Transactions.

     8.2. Conditions to the Parent's and the Purchaser's
Obligations to Effect the Transactions

          The obligation of each of the Parent and the Purchaser to consummate the Transactions are subject to the satisfaction, on or prior to the Effective Date, of each of the following conditions:

          (a)  Representations, Company Warranties and
Performance of Obligations. All representations and warranties made in this Agreement by the Company that are qualified as to materiality shall be true and correct at and as of the date of this Agreement and at and as of the Effective Date, and all representations and warranties made in this Agreement by the Company that are not qualified as to materiality shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Date. The Company shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with at or prior to Closing.

          (b) Assignments and Consents. Except for Landlord Consents, all consents, approvals, assignments and waivers from third parties necessary to the consummation of the Transactions and for the operation of the Business by the Company after the consummation of the Transactions and the ownership of the Assets by the Company after the consummation of the Transactions shall have been obtained. Each of the Parent and the Purchaser shall be satisfied that all approvals required to be obtained by the Company from third parties (other than Landlords Consents) to carry out the Transactions shall have been obtained.

          (c)  Material Adverse Change.  There shall have been no
Material Adverse Change since the Interim Balance Sheet Date.

          (d)  Dissenting Shares.  None of the Parent, the
Company nor the Purchaser shall be obligated to pay cash to all holders of Dissenting Shares in an amount in excess of 10% of the aggregate Initial Merger Consideration provided to all other
Stockholders pursuant to Section 2.2(a) hereof.

          (e) Company Opinion. The Purchasers and the Parent shall have received an opinion from Gibson, Dunn & Crutcher LLP, counsel to the Company, dated the Effective Date and substantially in the form of Exhibit B attached hereto, and from the General Counsel of the Company, dated the Effective Date and substantially in the form of Exhibit C attached hereto.

          (f) Tax Certificates. The Company shall have delivered the certificate described in Treasury Regulation
Section 1.1445-5(b)(4)(iii), and any other certificates required under Code Section 1445 or similar state law or regulations to eliminate any obligation of the Parent or the Purchaser to withhold any portion of the Initial Merger Consideration or Aggregate Escrow Amount.

          (g) Minutes, Transfer Records, Etc. The Company shall have made available to the Parent and the Purchaser the originals of the minutes of all meetings of the Board of Directors of the Company, of any committees thereof and of the stockholders of the Company since January 1, 1993 and shall have made available to the Parent and the Purchaser originals of the stock transfer records of the Company.

          (h) Officers' and Secretary's Certificates. The Chief Executive Officer and Chief Financial Officer of the Company shall have certified, as of the Effective Date, to the reasonable satisfaction of the Parent and the Purchaser, that the conditions to the Parent's and the Purchaser's obligations in Sections 8.1 and 8.2 have been satisfied on and as of the Effective Date. The Secretary or Assistance Secretary of the Company shall have certified, as of the Effective Date, to the reasonable satisfaction of the Parent and the Purchaser, as to (i) the Fourth Restated Certificate of Incorporation of the Company, (ii) the Bylaws of the Company, (iii) the resolutions of the Company and its stockholders with respect to the Transactions, (iv) the incumbency of the officers executing each of the Transaction Documents on behalf of the Company and (v) the full legal name, address and number of shares of Company Common Stock held of record by each Stockholder and the full legal name, address, and number of shares of Company Common Stock issuable upon the exercise of Outstanding Options and Outstanding Warrants held by each holder of Company Stock Options and Company Warrants, as applicable.

     8.3. Conditions to the Company's Obligations to Effect the
Transactions

          The obligation of the Company to consummate the Transactions are subject to the satisfaction, on or prior to the Effective Date, of each of the following conditions:

          (a) Representations, Purchaser and Parent Warranties and Performance of Obligations. All representations and warranties made in this Agreement by the Purchaser and the Parent that are qualified as to materiality shall be true and correct at and as of the date of this Agreement and at and as of the Effective Date, and all representations and warranties made in this Agreement by the Purchaser and the Parent that are not qualified as to materiality shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Date. The Purchaser and the Parent shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with at or prior to Closing.

          (b) Parent and Purchaser Opinions. The Company shall have received an opinion from Latham & Watkins, counsel to the Parent and the Purchaser, dated the Effective Date and substantially in the form of Exhibit D attached hereto, and from the General Counsel of the Parent and/or Schreck Morris, the Parent's special Nevada counsel, dated the Effective Date and substantially in the form of Exhibit E attached hereto.

          (c) Officers' and Secretary's Certificates. The Chief Executive Officer and Chief Financial Officer of the Parent shall have certified, as of the Effective Date, to the reasonable satisfaction of the Company, that the conditions to the Company's obligations set forth in Sections 8.1 and 8.3 have been satisfied on and as of the Effective Date. The Secretary or Assistant Secretary of each of the Parent and the Purchaser shall have certified, as of the Effective Date, to the reasonable satisfaction of the Company, as to (i) the Articles of Incorporation of the Parent and the Purchaser, as applicable,
(ii) the Bylaws of the Parent and the Purchaser, as applicable,
(iii) the resolutions of the Parent and the Purchaser, as applicable, with respect to the Transactions, and (iv) the incumbency of the officers executing each of the Transaction Documents on behalf of the Parent and the Purchaser, as applicable.


                           ARTICLE IX.
  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATIONS

     9.1. Survival of Representations, Etc.

          All statements contained in any Schedule or in any certificate, schedule, exhibit or instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the Transactions shall be deemed to be representations and warranties by the parties hereunder. The representations, warranties, covenants and agreements of the Company, the Purchaser and the Parent contained herein shall survive the consummation of the Transactions and the Effective Date, without regard to any investigation made by any of the parties hereto, for a period of eighteen months following the Effective Date.

     9.2. Indemnifications

          (a) (i) The Holders. The Holders shall indemnify, save and hold harmless the Purchaser and the Parent and their respective Affiliates and Representatives from and against any and all Damages arising from (A) any breach of any representation or warranty or the inaccuracy of any representation made by the Company in or pursuant to the Transaction Documents (including without limitation any a breach or inaccuracy of any representation or warranty relating to CERCLA, any equivalent state statute or any other Environmental Law); and (B) any breach of any covenant or agreement made by the Company in or pursuant to the Transaction Documents; provided, however, that the Parent and the Purchaser shall not be entitled to assert a claim on account of the indemnity contained in clauses (i) and (ii) of this paragraph unless and until the aggregate amount of Damages with respect to all claims asserted under such clauses (i) and
(ii) exceeds the Indemnity Basket (in which case the Holders shall be liable to the Parent and the Purchaser for Damages in excess of the Indemnity Basket that have accrued). Notwithstanding the foregoing provisions of this Section 9.2(a)(i), in no instance shall the Holders be liable for payments pursuant to Section 3.2, Damages on account of the indemnity contained in this Section 9.2(a)(i) and for payments pursuant to the letter agreement among the parties dated as of the date of this Agreement in the aggregate in excess of the Escrowed Funds. The parties hereby acknowledge and agree that the Escrowed Funds constitutes the sole remedy, at law or in equity, that the Parent or the Purchaser may have against the Holders pursuant to Sections 3.2, 9.2(a)(i) and pursuant to the letter agreement among the parties dated as of the date of this Agreement.

               (ii) By the Purchaser and the Parent.  The
Purchaser and the Parent, jointly and severally, shall indemnify and save and hold harmless the Holders and their respective Affiliates and Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (A) any breach of any representation or warranty or the inaccuracy of any representation made by the Purchaser or the Parent in or pursuant to the Transaction Documents; or (B) any breach of any covenant or agreement made by the Purchaser or the Parent in or pursuant to the Transaction Documents; provided, however, that the Holders shall not be entitled to assert a claim on account of the indemnity contained in clauses (i) and (ii) of this paragraph unless and until the aggregate amount of Damages with respect to all claims asserted under such clauses (i) and (ii) exceeds the Indemnity Basket (in which case the Purchaser and the Parent shall be liable to the Holders for Damages in excess of the Indemnity Basket that have accrued). Notwithstanding the foregoing provisions of this
Section 9.2(a)(ii), in no instance shall the Purchaser and/or the Parent be liable for Damages on account of the indemnity contained in this Section 9.2(a)(ii) in the aggregate in excess of $6,000,000.

               (iii)     For purposes of this Agreement,
"Damages" shall mean any and all costs, losses, Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (whether or not arising out of third-party claims), including interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including any clean-up or remedial action), lost profits, diminution in value and other losses resulting from any shutdown or curtailment of operations, damages to the environment, reasonable attorneys' fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing. "Damages" are not limited to matters asserted by third parties against the Holders, the Company, the Purchaser or the Parent, but include Damages incurred or sustained by the Holders, the Company, the Purchaser or the Parent in the absence of third party claims.

          (b) Cooperation. Each indemnified party shall cooperate in all reasonable respects with each indemnifying party and its Representatives (including without limitation its attorneys) in the investigation, trial and defense of any lawsuit or action and any appeal arising therefrom; provided, however, that such indemnified party may, at its own cost, participate in negotiations, arbitrations and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

          (c) Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to Section 9.1 hereof, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this
Section 9.2. Such Claim Notice shall specify the nature and amount of the Claim asserted, if actually known to the party entitled to indemnification hereunder. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If the indemnifying party fails to assume the defense of such Claim within fifteen
(15) calendar days after receipt of the Claim Notice, the indemnified party against which such Claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the Claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

          (d) Brokers and Finders. No agent, broker, investment banker, financial advisor or other person or entity is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions. Each party hereto agrees to hold the other parties hereto harmless from and against any and all claims, liabilities or obligations with respect to any such fee or commission or expenses related thereto asserted by any person or entity with respect to any such fee or commission or expenses related thereto asserted by any entity or person on the basis of any act or statement alleged to have been made by any party hereto or any of their respective Representatives or Affiliates.

          (e) Representatives. No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 9.2. Nothing herein shall relieve either party of any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.


                           ARTICLE X.
                          MISCELLANEOUS

     10.1.     Termination

          (a) Termination. This Agreement may be terminated at any time prior to Closing:

               (i) By mutual written consent of the Purchaser, the Parent and the Company;

               (ii) By the Purchaser or the Parent if there is
(A) a material breach of any representation or warranty set forth in Article V hereof or any covenant or agreement to be complied with or performed by the Company pursuant to the terms of this Agreement, or (B) the failure of a condition set forth in Section
8.1 or 8.2 hereof to be satisfied (and such condition is not waived in writing by the Purchaser and the Parent) on or prior to February 11, 1999 (and, in the case of Section 8.1(c), in which the ability to satisfy such condition is controlled by the Company), or the occurrence of any event which results or would result in the failure of a condition set forth in Section 8.1 or
8.2 hereof to be satisfied on or prior to such date (and, in the case of Section 8.1(c), in which the ability to satisfy such condition is controlled by the Company); provided that the Purchaser and the Parent may not terminate this Agreement prior to such date if (x) the Company has not had an adequate opportunity to cure such failure or (y) the Company has the right to terminate this Agreement under clause (iii) of this Section 10.1(a); or

               (iii)     By the Company if there is (A) a
material breach of any representation or warranty set forth in
Article VI hereof or of any covenant or agreement to be complied with or performed by the Purchaser or the Parent pursuant to the terms of this Agreement, or (B) the failure of a condition set forth in Section 8.1 or 8.3 hereof to be satisfied (and such condition is not waived in writing by the Company) on or prior to February 11, 1999 (and in, the case of Section 8.1(c), in which the ability to satisfy such condition is controlled by the Parent or the Purchaser), or the occurrence of any event which results or would result in the failure of a condition set forth in
Section 8.1 or 8.3 hereof to be satisfied on or prior to such date (and in, the case of Section 8.1(c), in which the ability to satisfy such condition is controlled by the Parent or the Purchaser); provided that, the Company may not terminate this Agreement prior to such date if (x) the Purchaser or the Parent has not had an adequate opportunity to cure such failure or (y) the Purchaser or the Parent has the right to terminate this Agreement under clause (ii) of this Section 10.1(a).

          (b) In the Event of Termination. In the event of termination of this Agreement:

               (i) Each party will redeliver all documents, work papers and other material of any other party relating to the Transactions, whether so obtained before or after the execution hereof, to the party furnishing the same;

               (ii) This Agreement shall be void, except for the provisions of this Section 10.1 and of Section 10.9 hereof which shall continue in full force and effect; and

               (iii)     Notwithstanding the foregoing any
willful or intentional breach of any representation, warranty, covenant or agreement set forth in this Agreement by any party to this Agreement, prior to the Effective Date, shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

     10.2.     Assignment

            Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party; except that the Purchaser or the Parent may, without such consent, assign all such rights and obligations to a wholly owned subsidiary (or a partnership controlled by the Purchaser or the Parent) or subsidiaries of the Purchaser or the Parent or to a successor in interest to the Purchaser or the Parent which shall assume all obligations of the Purchaser or the Parent, as the case may be, under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

     10.3.     Notices

          All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

          If to the Company, addressed to:

               Chief Auto Parts Inc.
               One Lincoln Centre, Suite 200
               5400 LBJ Freeway
               Dallas, Texas 75240-6223
               Attention:  Mary M. Mahon, Esq.
               Telecopy No.:  (972) 341-2317

          With a copy to:

          Gibson, Dunn & Crutcher LLP
          200 Park Avenue
          New York, New York  10166-0193
          Attention: Conor D. Reilly, Esq.

               Telecopy No.:  (212) 351-5247

          If to the Purchaser or the Parent, addressed to:

               AutoZone, Inc.
               123 South Front Street
               Memphis, Tennessee  38103
               Attention:  Harry L. Goldsmith, Esq.
               Telecopy No.:  (901) 495-8316

          With a copy to:

               Latham & Watkins
               633 West Fifth Street, Suite 4000
               Los Angeles, California  90071
               Attention:  Eva Herbst Davis, Esq.
               Telecopy No.:  (213) 891-8763

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     10.4.     Entire Agreement; Amendments; Extensions and Waivers

          This Agreement, together with all exhibits and Schedules hereto (including the other Transaction Documents), and the letter agreement among the parties hereto dated as of the date of this Agreement constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, extension, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     10.5.     Multiple Counterparts

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.6.     Invalidity

          In the event that any one or more of the provisions contained in this Agreement, the other Transaction Documents or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, the other Transaction Documents or any other such instrument.

     10.7.     Titles

          The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     10.8.     Publicity

          Except as required by law, no party hereto shall issue any press release or make any public statement regarding the Transactions, without prior written approval of the other party; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) business days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance. The Parent may, at its discretion, issue or make a press release or public announcement after the Closing.

     10.9.     Confidential Information

          (a) No Disclosure. The parties acknowledge that the Transactions are of a confidential nature and shall not be disclosed except to consultants, advisors and Affiliates, or as required by law, until such time as the parties make a public announcement regarding the Transactions as provided in Section
10.8 hereof.

          (b) Preservation of Confidentiality. In connection with the negotiation of this Agreement, the preparation for the consummation of the Transactions, and the performance of obligations hereunder, the Purchaser and Parent acknowledge that they will have access to confidential information relating to the Company, the Company acknowledges that it will have access to confidential information relating to the Purchaser, in each case, including technical, manufacturing or marketing information, ideas, methods, developments, improvements, business plans, trade secrets, statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the Company, the Purchaser, or the Parent, as the case may be, or their respective Representatives which contain or otherwise reflect or are generated from such information ("Confidential Information"). The term "Confidential Information" does not include information received by one party in connection with the Transactions which (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its Representatives, (ii) which such party can demonstrate was within such party's possession prior to its being furnished to such party by or on behalf of the other party in connection with the Transactions; provided that the source of such information was not known by such party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other Person with respect to such information or
(iii) becomes available to such party on a non-confidential basis from a source other than the other party or any of their respective Representatives; provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other Person with respect to such information.

          (c)  Each party shall treat all Confidential
Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information, except to its Representatives who need to know such Confidential Information in connection with the Transactions. Each party shall use all reasonable efforts to cause its Representatives to treat all such Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information. Each party shall be responsible for any breach of this Agreement by any of its Representatives. If, however, Confidential Information is disclosed, the party responsible for such disclosure shall immediately notify the other party in writing and take all reasonable steps required to prevent further disclosure.

          (d) Until the Closing or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason, each party shall, and shall cause its Representatives to, return to the other party all Confidential Information (including all copies, summaries and extracts thereof) furnished to such party by the other party in connection with the Transactions.

          (e) If one party or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, such party shall provide the other party with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, such party or any of its Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then such party may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed; provided that such party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

          (f) This Section 10.9 shall survive termination of this Agreement and shall remain in effect for eighteen months after the date hereof.

     10.10.    Cumulative Remedies

          All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     10.11.    Governing Law; Jurisdiction

          IT IS THE PARTIES' INTENT THAT THIS AGREEMENT SHALL
BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW), EXCEPT WITH RESPECT TO MATTERS OF LAW CONCERNING THE INTERNAL CORPORATE AFFAIRS OF ANY CORPORATE ENTITY WHICH IS A PARTY TO OR THE SUBJECT OF THIS AGREEMENT, AND AS TO THOSE MATTERS THE LAW OF THE JURISDICTION UNDER WHICH THE RESPECTIVE ENTITY DERIVES ITS POWERS SHALL GOVERN.



                    (Signature Page Follows)

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

"COMPANY"

CHIEF AUTO PARTS INC.,
a Delaware corporation


By /s/ David H. Eisenberg
     -----------------------------
   Name:  David H. Eisenberg
   Title:  President and Chief Executive Officer


"PURCHASER"

ORANGE SUB, INC.
a Delaware corporation


By /s/ Timothy D. Vargo
    ---------------------------------
   Name:  Timothy D. Vargo
   Title:  President

By /s/ Harry L. Goldsmith
    --------------------------------
Name:  Harry L. Goldsmith


"PARENT"

AUTOZONE, INC.,
a Nevada corporation


By /s/ Timothy D. Vargo
     -----------------------------
   Name:  Timothy D. Vargo
   Title:  President

By  /s/ Harry L. Goldsmith
     -----------------------------
   Name: Harry L. Goldsmith
   Title:  Sr. Vice President

                 INDEX OF EXHIBITS AND SCHEDULES

[Note:    Exhibits and schedules have been omitted from this copy
of this Agreement filed with the Securities and Exchange
Commission pursuant to Rule 601(b)(2) of Regulation S-K.
Schedules and exhibits will be provided supplementally to the Commission upon request.]


EXHIBITS
-------------

Exhibit A Form of Escrow Agreement between the Company, the
          Purchaser, the Parent, the Majority Holders, the
          Stockholders Representatives and the Escrow Agrent.

Exhibit B Form of opinion from Gibson, Dunn & Crutcher LLP, counsel to the Company.

Exhibit C Form of opinion from General Counsel of the Company.

Exhibit D Form of opinion from Latham & Watkins, counsel to the Parent and Purchaser.

Exhibit E Form of opinion from General Counsel of the Parent and/or Schreck Morris, the Parent's special Nevada counsel.


SCHEDULES
-----------------

Schedule 1.1(a)     Audited Balance Sheets of the Company dated
                    December 28, 1997, December 29, 1996, and
                    December 31, 1995.

Schedule 1.1(b) Company personnel with knowledge prior to execution of agreement.

Schedule 1.1(c)     Company personnel with knowledge after
                    execution of agreement.

Schedule 5.1(a) States in which Company is qualified to do business

Schedule 5.1(b)     Capitalization of the Company; Company
                    Outstanding Stock Options and/or Company Warrants

Schedule 5.1(c)     Outstanding Stockholder Notes

Schedule 5.4        Certain Changes or Events

Schedule 5.5        Personal Property Leases

Schedule 5.6(a)     Leased Facilities

Schedule 5.6(b)     Owned Facilities

Schedule 5.7        Material Contracts

Schedule 5.9        Permits, Consents and Approvals

Schedule 5.10       Conflicts or Violations

Schedule 5.12       Litigation

Schedule 5.13       Labor Matters

Schedule 5.15       Compliance with Law

Schedule 5.17       Proprietary Rights

Schedule 5.18(a)    Employee Benefit Plans and Benefit
                    Arrangements

Schedule 5.18(c)    Deferred Compensation Plan Accrual; ERISA Matters

Schedule 5.19       Tax Matters

Schedule 5.22       Environmental Matters

Schedule 5.23       Banking Matters

Schedule 7.5(h)     Issuance of Company Stock Options and Warrants